Exhibit 2.1

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

ALCOA INC.

AND

ALCOA UPSTREAM CORPORATION

DATED AS OF [            ], 2016

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5.4	Treatment of Payments for Tax Purposes	60
5.5	Inducement	61
5.6	Post-Effective Time Conduct	61
5.7	Certain Businesses	61

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		64

6.1	Agreement for Exchange of Information and Cooperation	64
6.2	Ownership of Information	66
6.3	Compensation for Providing Information	66
6.4	Record Retention	66
6.5	Limitations of Liability	66
6.6	Other Agreements Providing for Exchange of Information	66
6.7	Production of Witnesses; Records; Cooperation	67
6.8	Privileged Matters	68
6.9	Confidentiality	70
6.10	Protective Arrangements	71

ARTICLE VII DISPUTE RESOLUTION		72

7.1	Good-Faith Negotiation	72
7.2	Mediation	72
7.3	Arbitration	73
7.4	Litigation and Unilateral Commencement of Arbitration	74
7.5	Conduct During Dispute Resolution Process	74

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		74

8.1	Further Assurances	74
8.2	Continued Use of Alcoa Name	75

ARTICLE IX TERMINATION		76

9.1	Termination	76
9.2	Effect of Termination	76

ARTICLE X MISCELLANEOUS		76

10.1	Counterparts; Entire Agreement; Corporate Power	76
10.2	Governing Law	77
10.3	Assignability	78
10.4	Third-Party Beneficiaries	78
10.5	Notices	78
10.6	Severability	79
10.7	Force Majeure	79
10.8	No Set-Off	80
10.9	Publicity	80
10.10	Expenses	80
10.11	Headings	80
10.12	Survival of Covenants	80
10.13	Waivers of Default	80
10.14	Specific Performance	81

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10.15	Amendments	81
10.16	Interpretation	81
10.17	Limitations of Liability	82
10.18	Performance	82
10.19	Mutual Drafting	82

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EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of Alcoa Corporation

Exhibit B	Amended and Restated Bylaws of Alcoa Corporation

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FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [            ], 2016 (this “Agreement”), is by and between Alcoa Inc., a Pennsylvania corporation (“Parent”), and Alcoa Upstream Corporation, a Delaware corporation (“UpstreamCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that will operate the UpstreamCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the UpstreamCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of eighty and one tenth of a percent (80.1%) of the outstanding UpstreamCo Shares owned by Parent (the “Distribution”);

WHEREAS, Parent plans to dispose of the UpstreamCo Shares that it retains following the Distribution, which may include dispositions through one or more exchanges for debt or equity or a sale of shares for cash;

WHEREAS, UpstreamCo has been incorporated solely for these purposes and has not engaged in activities except in preparation for the Separation and the Distribution;

WHEREAS, for U.S. federal income tax purposes, the contribution by Parent of the UpstreamCo Assets and the UpstreamCo Liabilities to UpstreamCo in exchange for (i) the actual or deemed issuance by UpstreamCo to Parent of UpstreamCo Shares and (ii) the distribution by UpstreamCo to Parent of the Cash Distribution (the “Contribution”) and the Distribution (and the Debt-for-Equity Exchange, if any), taken together, are intended to qualify as a transaction that is tax-free under Section 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, UpstreamCo and Parent have prepared, and UpstreamCo has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning UpstreamCo, the Separation and the Distribution;

WHEREAS, each of Parent and UpstreamCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Parent, UpstreamCo and the members of their respective Groups following the Distribution; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Parent and UpstreamCo relating to the Separation and the Distribution, are being entered into together, and would not have been entered independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the UpstreamCo Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the UpstreamCo Group.

“After-Tax” shall mean, with respect to the receipt of proceeds received by UpstreamCo or any member of its Group in consideration for the asset sales, and pursuant to the sale agreements, set forth on Schedule 2.9(c), the amount of such proceeds decreased by the sum of (x) the amount of any Taxes paid or payable by UpstreamCo (including, for the avoidance of doubt, any Tax required to be deducted or withheld by the purchaser of the relevant assets) and (y) the amount of any Tax benefit of UpstreamCo lost, in each case, in respect of or attributable to the receipt of such proceeds from such purchaser; provided, that any Taxes paid or payable and any Tax benefits lost shall be determined using the highest marginal rates in effect for UpstreamCo at the Effective Time.

“Agent” shall mean the trust company or bank duly appointed by Parent to act as distribution agent, transfer agent and registrar for the UpstreamCo Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Alcoa Name and Alcoa Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of its Group using or containing “Alcoa,” or any other word or element listed on

Schedule 1.1 (in block letters or otherwise), either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Agreements, the Metal Supply Agreement, the Leases, the Registration Rights Agreement, the Tolling Agreement, the Spare Parts Loan Agreement and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.3(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Bohai” shall have the meaning set forth in Section 5.7(c)(ii).

“Change of Control” with respect to a Person shall mean any occurrence resulting in (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities entitled to vote in the election of members of the board of directors or similar governing body of such Person having 50% or more of the then-outstanding voting power of such Person; (ii) such Person becoming a party to a merger, consolidation, share exchange, reorganization, sale of assets or other similar extraordinary transaction, or a proxy contest, in each case as a consequence of which members of the board of directors or similar governing body of such Person in office immediately prior to such transaction or event constitute less than a majority of such board or other body thereafter; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors or similar governing body of such Person (including for this purpose any new director or similar person whose election or nomination for election was approved by a vote of at least two-thirds of the directors or similar persons then still in office who served in such capacities at the beginning of such period, other than those such directors or similar persons appointed, or nominated for election, in connection with an actual or threatened proxy contest or other non-consensual attempt to influence or modify such board or other body) ceasing for any reason to constitute at least a majority of such board or other body.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Tail D&O Program” shall have the meaning set forth in Section 5.1(a).

“Combined Tail Employment Practices Program” shall have the meaning set forth in Section 5.1(c).

“Combined Tail Fiduciary Program” shall have the meaning set forth in Section 5.1(b).

“Contribution” shall have the meaning set forth in the Recitals.

“CPR” shall have the meaning set forth in Section 7.2.

“Debt-for-Equity Exchange” has the meaning set forth in the Tax Matters Agreement.

“Delayed Parent Asset” shall have the meaning set forth in Section 2.4(h).

“Delayed Parent Liability” shall have the meaning set forth in Section 2.4(h).

“Delayed UpstreamCo Asset” shall have the meaning set forth in Section 2.4(c).

“Delayed UpstreamCo Liability” shall have the meaning set forth in Section 2.4(c).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the UpstreamCo Group or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.

“Distribution Ratio” shall mean a number equal to [            ].

“Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Parent and UpstreamCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials (except for Third-Party Claims alleging personal injury out of exposure to asbestos and/or asbestos-containing materials), Environmental Law or contract or agreement relating to health and safety matters (but solely with respect to exposure to, or Releases of, Hazardous Materials) or environmental matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, post-closure monitoring, operation and maintenance, regulatory Liabilities, natural resources damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) (including the Parent Environmental Liabilities, the Shared Environmental Liabilities and the UpstreamCo Environmental Liabilities) and all costs and expenses, interest, fines, penalties, financial guarantees or other monetary sanctions in connection therewith.

“Environmental Permit” shall mean any Permit relating to Environmental Laws or Hazardous Materials.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by UpstreamCo with the SEC to effect the registration of UpstreamCo Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Fusina Lease and Operations Agreement” shall mean the Fusina Operations Agreement entered into by and between a subsidiary of Parent and a subsidiary of UpstreamCo in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof, including the NYSE and any similar self-regulatory body under applicable securities Laws.

“Group” shall mean either the UpstreamCo Group or the Parent Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Registrable IP.

“Information Statement” shall mean the information statement to be sent to the holders of Parent Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Initial Notice” shall have the meaning set forth in Section 7.1.

“Insurance Policies” shall mean insurance policies and insurance contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, directors and officers liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation, employers’ liability, employment practices liability, cyber liability, crime, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Insurance Proceeds” shall mean those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon), utility models, industrial design registrations and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, accounts with Facebook, LinkedIn, Twitter and similar social media platforms, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, and (f) any other intellectual property rights, in each case other than Software.

“Intellectual Property Agreements” shall mean (a) the UpstreamCo to Parent Patent, Know-How, and Trade Secret License Agreement, (b) the Parent to UpstreamCo Patent, Know-How, and Trade Secret License Agreement, and (c) the UpstreamCo to Parent Trademark License Agreement, in each case to be entered into by and between Parent and UpstreamCo or members of their respective Groups in connection with the Separation, the Distribution, and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Know-How” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Leases” shall mean the Fusina Lease and Operations Agreement, the Massena Lease and Operations Agreement, and the other leasing or subleasing agreements to be entered into by and between Parent and UpstreamCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, including the agreements in respect of the Pittsburgh offices and Alcoa Technical Center.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.9(a).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Massena Lease and Operations Agreement” shall mean the Massena Operations Agreement to be entered into by and between Parent and UpstreamCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Mediation Request” shall have the meaning set forth in Section 7.2.

“Metal Supply Agreement” shall mean the Master Agreement for the Supply of Primary Aluminum to be entered into by and between Parent and UpstreamCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“MRC” shall have the meaning set forth in Section 5.7(b)(i).

“Non-Performing Party” shall have the meaning set forth in Section 4.11(a)(i).

“NYSE” shall mean the New York Stock Exchange.

“Other IP” shall mean all Intellectual Property, other than Registrable IP, that is owned by, licensed by or to, or sublicensed by or to either Party or any member of its Group as of the Effective Time.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Accounts” shall have the meaning set forth in Section 2.9(a).

“Parent Assets” shall have the meaning set forth in Section 2.2(b).

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Business” shall mean (a) the multi-material, multi-process, fabricated aluminum plate, sheet and specialty foil; titanium and super alloy investment casting, aluminum semi-finished and finished castings; fasteners; titanium mill products; advanced manufacturing (additive manufacturing and powdered metals); engineering services, machining and forming; medical products; rings and forgings; hard alloy extrusions; architectural systems for building facades, walls, store fronts and windows; armor; forged and cast aluminum wheels businesses, operations, related processes and activities, and any other businesses not included in the UpstreamCo Business, including the Global Rolled Products (other than Warrick operations, the non-aseptic North American Packaging Business, and the Ma’aden investment), Engineered Products and Solutions and Transportation and Construction Solutions segments of Parent, in each case as conducted at any time prior to the Effective Time by either Party or any current or former member of its Group and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the businesses, operations or activities described in clause (a) as then conducted, including those set forth on Schedule 1.2, excluding, in the case of each of clauses (a) and (b), the business, operations and activities primarily related to the UpstreamCo Assets.

“Parent Environmental Liabilities” shall mean the Liabilities set forth on Schedule 1.3 and all Environmental Liabilities of any member of the Parent Group other than those relating to, arising out of or resulting from the UpstreamCo Business or that are otherwise allocated to a member of the UpstreamCo Group pursuant to this Agreement.

“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than UpstreamCo and any other member of the UpstreamCo Group).

“Parent Indemnitees” shall have the meaning set forth in Section 4.2.

“Parent Liabilities” shall have the meaning set forth in Section 2.3(b).

“Parent Policies” shall mean those Insurance Policies in effect at any time prior to the Effective Time, where the first or primary named insured is or was a member of the Parent Group. A partial listing of such policies, not intended to be comprehensive and for illustration only, is set forth on Schedule 5(a).

“Parent Shares” shall mean the shares of common stock, par value $1.00 per share, of Parent.

“Parties” shall mean the parties to this Agreement.

“Performing Party” shall have the meaning set forth in Section 4.11(a)(i).

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Reorganization” shall have the meaning set forth in Section 2.1(a).

“PRC” shall have the meaning set forth in Section 5.7(c)(ii).

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Record Date” shall mean the close of business on the date to be determined by the Parent Board as the record date for determining holders of Parent Shares entitled to receive UpstreamCo Shares in the Distribution.

“Record Holders” shall mean the holders of record of Parent Shares as of the Record Date.

“Registrable IP” shall mean all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations.

“Registration Rights Agreement” shall mean the Stockholder and Registration Rights Agreement to be entered into by and between Parent and UpstreamCo in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Remediation Work” shall mean all actions required to (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment, (ii) prevent the Release of Hazardous Materials (including by way of vapor intrusion) so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care or (iv) respond to requests of any Governmental Authority for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Self-Insurance” shall mean deductibles, retrospective premiums, self-insured retentions or other forms of self-insurance, including related fees and expenses.

“Separation” shall have the meaning set forth in the Recitals.

“Settlement” shall have the meaning set forth in Section 2.13(b).

“Shared Contract” shall have the meaning set forth in Section 2.8(a).

“Shared Environmental Liabilities” shall mean the Liabilities set forth on Schedule 1.5 and any other Environmental Liabilities not known to the Parties prior to the Effective Time and arising out of both UpstreamCo Business operations and Parent Business operations.

“Spare Parts Loan Agreement” shall mean the Spare Parts Loan Agreement to be entered into by and between Parent and UpstreamCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has voting power, either directly or indirectly, to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and UpstreamCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Tennessee” shall have the meaning set forth in Section 5.7(b)(i).

“Third Party” shall mean any Person other than the Parties and any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Tolling Agreement” shall mean the Toll Processing and Services Agreement to be entered into by and between Parent and UpstreamCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Entities” shall mean the entities set forth on Schedule 1.6.

“Transition Committee” shall have the meaning set forth in Section 2.13.

“Transition Period” shall have the meaning set forth in Section 8.2.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Parent and UpstreamCo or members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Unreleased Parent Liability” shall have the meaning set forth in Section 2.5(b)(ii).

“Unreleased UpstreamCo Liability” shall have the meaning set forth in Section 2.5(a)(ii).

“UpstreamCo” shall have the meaning set forth in the Preamble.

“UpstreamCo Accounts” shall have the meaning set forth in Section 2.9(a).

“UpstreamCo Assets” shall have the meaning set forth in Section 2.2(a).

“UpstreamCo Balance Sheet” shall mean the pro forma combined balance sheet of the UpstreamCo Business, including any notes and subledgers thereto, as of [            ], 2016, as presented in the Information Statement mailed to the Record Holders.

“UpstreamCo Business” shall mean (a) the bauxite and gold mining; alumina refining; aluminum smelting; aluminum casting; energy; alumina-based ceramic products (including substrates for electronics); alumina-based chemicals; aluminum atomized powder; magnesium; and maritime shipping businesses, operations and activities, including the Global Primary Products segment of Parent, (b) the activities and rolling business of the Ma’aden operations in Saudi Arabia and Warrick operations in the United States (including the non-aseptic North American packaging business, but excluding the automotive and aerospace rolling business), each of (a) and (b) as conducted at any time prior to the Effective Time by either Party or any current or former member of its Group, and (c) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the businesses, operations or activities described in clause (a) as then conducted, including those set forth on Schedule 1.7, excluding, in the case of each of clauses (a), (b) and (c), the business, operations and activities primarily related to the Parent Assets.

“UpstreamCo Bylaws” shall mean the Amended and Restated Bylaws of UpstreamCo, substantially in the form of Exhibit B.

“UpstreamCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of UpstreamCo, substantially in the form of Exhibit A.

“UpstreamCo Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that UpstreamCo Contracts shall not include (x) any contract or agreement that is contemplated to be retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement or (y) any contract or agreement that would constitute UpstreamCo Software or UpstreamCo Know-How:

(a) any vendor contracts or agreements with a Third Party pursuant to which such Third Party provides information technology, human resources or financial services to either Party or any member of its Group primarily in connection with the UpstreamCo Business as of the Effective Time;

(b) other than any vendor contracts or agreements addressed in clause (a) above to the extent that they shall constitute an UpstreamCo Contract, (i) any customer, distribution, supply or vendor contract or agreement entered into prior to the Effective Time exclusively related to the UpstreamCo Business and (ii) with respect to any customer, distribution, supply or vendor contract or agreement entered into prior to the Effective Time that relates to the UpstreamCo Business but is not exclusively related to the UpstreamCo Business, that portion of any such customer, distribution, supply or vendor contract or agreement that relates to the UpstreamCo Business;

(c) other than any vendor contracts or agreements addressed in clauses (a) and (b) above to the extent that they shall constitute an UpstreamCo Contract, (i) any license agreement entered into prior to the Effective Time exclusively related to the UpstreamCo Business and (ii) with respect to any license agreement entered into prior to the Effective Time that relates to the UpstreamCo Business but is not exclusively related to the UpstreamCo Business, that portion of any such license agreement that relates to the UpstreamCo Business;

(d) any contract that is, or portion of any contract containing, any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other UpstreamCo Contract, any UpstreamCo Liability or the UpstreamCo Business;

(e) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any UpstreamCo Group Employee (as defined in the Employee Matters Agreement) or consultants of the UpstreamCo Group that are in effect as of the Effective Time;

(f) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to UpstreamCo or any member of the UpstreamCo Group;

(g) except as set forth on Schedule 1.8, any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements related exclusively to the UpstreamCo Business or entered into by or on behalf of any division, business unit or member of the UpstreamCo Group;

(h) any credit or other financing agreement entered into by UpstreamCo and/or any member of the UpstreamCo Group in connection with the Separation;

(i) any other contract or agreement exclusively related to the UpstreamCo Business or UpstreamCo Assets; and

(j) any contracts, agreements or settlements listed on Schedule 1.9, including the right to recover any amounts under such contracts, agreements or settlements.

“UpstreamCo Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by UpstreamCo that will be members of the UpstreamCo Group as of immediately prior to the Effective Time.

“UpstreamCo Environmental Liabilities” shall mean the Liabilities set forth on Schedule 1.10 and all Environmental Liabilities relating to, arising out of or resulting from the UpstreamCo Business or that are otherwise allocated to a member of the UpstreamCo Group pursuant to this Agreement.

“UpstreamCo Financing Arrangements” shall have the meaning set forth in Section 2.14(a).

“UpstreamCo Group” shall mean (a) prior to the Effective Time, UpstreamCo and each Person that will be a Subsidiary of UpstreamCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of UpstreamCo; and (b) on and after the Effective Time, UpstreamCo and each Person that is a Subsidiary of UpstreamCo.

“UpstreamCo Indemnitees” shall have the meaning set forth in Section 4.3.

“UpstreamCo Intellectual Property” shall mean (a) the Alcoa Name and Alcoa Marks, (b) the Registrable IP set forth on Schedule 1.11, and (c) all Other IP owned by, primarily used or primarily held for use in the UpstreamCo Business, including any Other IP set forth on Schedule 1.11, but excluding Registrable IP and Other IP of Parent.

“UpstreamCo Know-How” shall mean all Know-How owned or licensed by either Party or any member of its Group primarily used or primarily held for use in the UpstreamCo Business as of the Effective Time, except as set forth on Schedule 1.11.

“UpstreamCo Liabilities” shall have the meaning set forth in Section 2.3(a).

“UpstreamCo Permits” shall mean all Permits owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the UpstreamCo Business as of the Effective Time.

“UpstreamCo Policies” shall mean those Insurance Policies in effect at any time prior to the Effective Time, where the first or primary named insured is or was a member of the UpstreamCo Group. A partial listing of such policies, not intended to be comprehensive and for illustration only, is set forth on Schedule 5(b).

“UpstreamCo Shares” shall mean the shares of common stock, par value $0.01 per share, of UpstreamCo.

“UpstreamCo Software” shall mean all Software owned or licensed by either Party or member of its Group primarily used or primarily held for use in the UpstreamCo Business as of the Effective Time, including Software set forth on Schedule 1.12, but excluding Software set forth on Schedule 1.4.

“Warrick” shall have the meaning set forth in Section 5.7(b)(i).

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) On or prior to the Effective Time, in accordance with the plan set forth on Schedule 2.1(a) (the “Plan of Reorganization”), but subject to Section 2.4:

(i) Transfer and Assignment of UpstreamCo Assets. Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey or deliver to UpstreamCo, or the applicable UpstreamCo Designees, or take such steps as may be necessary for UpstreamCo or such UpstreamCo Designees to succeed to, and UpstreamCo or such UpstreamCo Designees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the UpstreamCo Assets (it being understood that if any UpstreamCo Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such UpstreamCo Asset may be assigned, transferred, conveyed and delivered to UpstreamCo as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to UpstreamCo or the applicable UpstreamCo Designee);

(ii) Acceptance and Assumption of UpstreamCo Liabilities. UpstreamCo and the applicable UpstreamCo Designees shall accept, assume, agree faithfully to perform, discharge and fulfill, or succeed to, all the UpstreamCo Liabilities in accordance with their respective terms. UpstreamCo and such UpstreamCo Designees shall be responsible for all UpstreamCo Liabilities, regardless of when or where such UpstreamCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such UpstreamCo Liabilities are asserted or determined (including any UpstreamCo Liabilities arising out of claims made by Parent’s or UpstreamCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the UpstreamCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the UpstreamCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Transfer and Assignment of Parent Assets. Parent and UpstreamCo shall cause UpstreamCo and the UpstreamCo Designees to contribute, assign, transfer, convey or deliver to Parent or certain members of the Parent Group designated by Parent, or take such steps as may be necessary for Parent or such members of the Parent Group to succeed to, and Parent or such other members of the Parent Group shall accept from UpstreamCo and the UpstreamCo Designees, all of UpstreamCo’s and such UpstreamCo Designees’ respective direct or indirect right, title and interest in and to all Parent Assets held by UpstreamCo or an UpstreamCo Designee; and

(iv) Acceptance and Assumption of Parent Liabilities. Parent and certain of members of the Parent Group designated by Parent shall accept and assume, agree faithfully to perform, discharge and fulfill, or succeed to, all of the Parent Liabilities held by UpstreamCo or any UpstreamCo Designee and Parent and the applicable members of the Parent Group shall be responsible for all Parent Liabilities in accordance with their respective terms, regardless of when or where such Parent Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Parent Liabilities are asserted or determined (including any such Parent Liabilities arising out of claims made by Parent’s or UpstreamCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the UpstreamCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the UpstreamCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of and succession to the Assets and the acceptance and assumption of, performance, discharge and fulfillment of and succession to the Liabilities in accordance with Section 2.1(a), each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, (i) such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of contribution, transfer, conveyance, assignment, delivery and succession as and to the extent necessary to evidence the contribution, transfer, conveyance, assignment, delivery and succession of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a) and (ii) such assumptions of contracts and other instruments of acceptance and assumption, performance, discharge and fulfillment and succession as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c) Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other

Party (or any member of such other Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party (or to any member of such Party’s Group) so entitled thereto, and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability.

(d) Waiver of Bulk-Sale and Bulk-Transfer Laws. UpstreamCo hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the UpstreamCo Assets to any member of the UpstreamCo Group. Parent hereby waives compliance by each and every member of the UpstreamCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.

2.2 UpstreamCo Assets; Parent Assets.

(a) UpstreamCo Assets. For purposes of this Agreement, “UpstreamCo Assets” shall mean:

(i) all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of the Effective Time;

(ii) all Assets of either Party or any members of its Group included or reflected as assets of the UpstreamCo Group on the UpstreamCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the UpstreamCo Balance Sheet; provided that the amounts set forth on the UpstreamCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of UpstreamCo Assets pursuant to this clause (ii);

(iii) all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of UpstreamCo or members of the UpstreamCo Group on a pro forma combined balance sheet of the UpstreamCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the UpstreamCo Balance Sheet), it being understood that (A) the UpstreamCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of UpstreamCo Assets pursuant to this clause (iii); and (B) the amounts set forth on the UpstreamCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of UpstreamCo Assets pursuant to this clause (iii);

(iv) all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to UpstreamCo or any other member of the UpstreamCo Group;

(v) all UpstreamCo Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vi) all UpstreamCo Intellectual Property, UpstreamCo Software and UpstreamCo Know-How as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time, and any license of Intellectual Property of Parent or any member of the Parent Group to UpstreamCo or any member of the UpstreamCo Group pursuant to the terms of the Intellectual Property Agreements;

(vii) all UpstreamCo Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(viii) all Assets of either Party or any of the members of its Group as of the Effective Time that are exclusively related to, or otherwise necessary for the operation of, the UpstreamCo Business;

(ix) all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information that is exclusively related to the UpstreamCo Assets, the UpstreamCo Liabilities, the UpstreamCo Business or the Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to, but not exclusively related to, the UpstreamCo Assets, the UpstreamCo Liabilities, the UpstreamCo Business or the Transferred Entities; and

(x) any and all Assets set forth on Schedule 2.2(a)(x).

Notwithstanding the foregoing, the UpstreamCo Assets shall not in any event include any Asset referred to in clauses (i) through (v) of Section 2.2(b).

(b) Parent Assets. For the purposes of this Agreement, “Parent Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the UpstreamCo Assets, it being understood that the Parent Assets shall include:

(i) all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Parent or any other member of the Parent Group;

(ii) all contracts and agreements of either Party or any of the members of its Group as of the Effective Time, other than the UpstreamCo Contracts;

(iii) all Intellectual Property, Software and Know-How of either Party or any of the members of its Group as of the Effective Time, other than the UpstreamCo Intellectual Property and other than any license of Intellectual Property of Parent or any member of the Parent Group to UpstreamCo or any member of the UpstreamCo Group pursuant to the terms of the Intellectual Property Agreements, including the Parent Intellectual Property set forth on Schedule 2.2(b)(iii);

(iv) all Permits of either Party or any of the members of its Group as of the Effective Time, other than the UpstreamCo Permits; and

(v) any and all Assets set forth on Schedule 2.2(b)(v).

2.3 UpstreamCo Liabilities; Parent Liabilities.

(a) UpstreamCo Liabilities. For the purposes of this Agreement, “UpstreamCo Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) all Liabilities included or reflected as liabilities or obligations of UpstreamCo or the members of the UpstreamCo Group on the UpstreamCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the UpstreamCo Balance Sheet; provided that the amounts set forth on the UpstreamCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of UpstreamCo Liabilities pursuant to this clause (i);

(ii) all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of UpstreamCo or the members of the UpstreamCo Group on a pro forma combined balance sheet of the UpstreamCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the UpstreamCo Balance Sheet), it being understood that (A) the UpstreamCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of UpstreamCo Liabilities pursuant to this clause (ii); and (B) the amounts set forth on the UpstreamCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of UpstreamCo Liabilities pursuant to this clause (ii);

(iii) all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the UpstreamCo Business or an UpstreamCo Asset;

(iv) any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by UpstreamCo or any other member of the UpstreamCo Group, and all agreements, obligations and Liabilities of any member of the UpstreamCo Group under this Agreement or any of the Ancillary Agreements;

(v) all Liabilities to the extent relating to, arising out of or resulting from the UpstreamCo Contracts, the UpstreamCo Intellectual Property, the UpstreamCo Software, the UpstreamCo Know-How or the UpstreamCo Permits;

(vi) notwithstanding anything to the contrary in Section 2.3(b), the applicable portion of any and all Liabilities set forth on Schedule 2.3(a)(vi);

(vii) notwithstanding anything to the contrary in Section 2.3(b), (A) all UpstreamCo Environmental Liabilities, (B) the applicable portion of all Shared Environmental Liabilities set forth on Schedule 1.5, and (C) with respect to all Environmental Liabilities other than the Environmental Liabilities addressed in the foregoing clauses (A) or (B), Section 2.3(a)(vi), Section 2.3(b)(ii) or Section 2.3(b)(iii), the applicable portion of such Environmental Liabilities which shall be allocated equitably to UpstreamCo based on consideration of the following factors:

(A) whether, but for the Environmental Liability for which one of the Parties is solely responsible, an Environmental Liability or Remediation Work obligation would have arisen for the other Party;

(B) the relative quantity, toxicity and area affected by the Hazardous Materials for which the respective Parties are responsible;

(C) the degree to which the regulated substance for which a Party is responsible affects the selection of the Remediation Work, the cost of the Remediation Work, and the period of time over which the Remediation Work must be implemented; and

(D) other relevant considerations relating to each Party’s role or obligations with respect to the applicable Environmental Liability;

(viii) notwithstanding anything to the contrary in Section 2.3(b), any and all Liabilities set forth on Schedule 2.3(a)(viii); and

(ix) all Liabilities arising out of claims made by Parent’s or UpstreamCo’s respective directors, officers, shareholders, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the UpstreamCo Group to the extent relating to, arising out of or resulting from the UpstreamCo Business or the other business, operations, activities or Liabilities referred to in clauses (i) through (viii) of this Section 2.3(a);

provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.3(b)(i) or Schedule 1.3, the applicable portion of all Liabilities set forth on Schedule 2.3(a)(vi) or Schedule 1.5 and any Liabilities of any member of the Parent Group pursuant to the Ancillary Agreements shall not be UpstreamCo Liabilities but instead shall be Parent Liabilities.

(b) Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean (i) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Parent Group and, prior to the Effective Time, any member of the UpstreamCo Group, in each case that are not UpstreamCo Liabilities, including:

(i) any and all Liabilities set forth on Schedule 2.3(b)(i);

(ii) notwithstanding anything to the contrary in Section 2.3(a), the applicable portion of any and all Liabilities set forth on Schedule 2.3(a)(vi);

(iii) notwithstanding anything to the contrary in Section 2.3(a), (A) all Parent Environmental Liabilities, (B) the applicable portion of all Shared Environmental Liabilities set forth on Schedule 1.5, and (C) with respect to all Environmental Liabilities other than the Environmental Liabilities addressed in the foregoing clauses (A) or (B), Section 2.3(a)(vi), Section 2.3(a)(vii) or Section 2.3(b)(ii), the applicable portion of such Environmental Liabilities which shall be allocated equitably to Parent based on consideration of the factors specified in Section 2.3(a)(vii); and

(iv) all Liabilities arising out of claims made against any member of the Parent Group or the UpstreamCo Group to the extent relating to, arising out of or resulting from the Parent Business or the Parent Assets.

2.4 Approvals and Notifications.

(a) Approvals and Notifications for UpstreamCo Assets. To the extent that the contribution, assignment, transfer, conveyance or delivery of or succession to any UpstreamCo Asset, or the acceptance or assumption of, performance, discharge and fulfillment of, or succession to any UpstreamCo Liability, in each case under Section 2.1, is determined to be a transfer or assignment that requires any Approvals or Notifications, or to the extent that the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and UpstreamCo, neither Parent nor UpstreamCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) Delayed UpstreamCo Transfers. If and to the extent that the valid, complete and perfected contribution, assignment, transfer, conveyance or delivery to or succession of the UpstreamCo Group of any UpstreamCo Asset or acceptance or assumption by, performance, discharge and fulfillment by, or succession by the UpstreamCo Group of any UpstreamCo Liability would be a violation of applicable Law or is determined to be a transfer or assignment that requires any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Effective Time then, unless the Parties mutually determine otherwise, the contribution, assignment, transfer, conveyance or delivery to or succession of the UpstreamCo Group of such UpstreamCo Assets or the acceptance or assumption by, performance, discharge and fulfillment of, or succession by the UpstreamCo Group of such UpstreamCo Liabilities, as the case may be, shall be automatically deemed deferred and any of the foregoing shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such UpstreamCo Assets or UpstreamCo Liabilities shall continue to constitute UpstreamCo Assets and UpstreamCo Liabilities for all other purposes of this Agreement.

(c) Treatment of Delayed UpstreamCo Assets and Delayed UpstreamCo Liabilities. (i) If any contribution, assignment, transfer, conveyance or delivery of or succession to any UpstreamCo Asset or any acceptance or assumption of, performance, discharge and fulfillment of, or succession to any UpstreamCo Liability intended to be contributed, assigned, transferred, conveyed, delivered, succeeded to, accepted, assumed, or performed, discharged or fulfilled hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason, and (ii) with respect to the agreements set forth on Schedule 2.4(c), which such agreements shall not be contributed, assigned, transferred, conveyed, delivered, succeeded to, accepted, assumed, or performed, discharged or fulfilled pursuant to Section 2.1(a) (notwithstanding anything therein to the contrary) (any such UpstreamCo Asset, a “Delayed UpstreamCo Asset” and any such UpstreamCo Liability, a “Delayed UpstreamCo Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed UpstreamCo Asset or such Delayed UpstreamCo Liability, as the case may be, shall thereafter hold such Delayed UpstreamCo Asset or Delayed UpstreamCo Liability, as the case may be, for the use and benefit of the member of the UpstreamCo Group entitled thereto (at the expense of the member of the UpstreamCo Group entitled thereto) and such member of the UpstreamCo Group shall be afforded all the benefits and burdens of such Delayed UpstreamCo Asset or Delayed UpstreamCo Liability, as applicable. In addition, the member of the Parent Group retaining such Delayed UpstreamCo Asset or such Delayed UpstreamCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed UpstreamCo Asset or Delayed UpstreamCo Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the UpstreamCo Group to whom such Delayed UpstreamCo Asset is to be contributed, assigned, transferred, conveyed or succeeded to, or which is to accept or assume, perform, discharge and fulfill or succeed to, such Delayed UpstreamCo Liability, as the case may be, in order to place such member of the UpstreamCo Group in a substantially similar position as if such Delayed UpstreamCo Asset or Delayed UpstreamCo Liability had been contributed, assigned, transferred, conveyed, succeeded to, accepted, assumed or performed, discharged or fulfilled as contemplated hereby and so that all the benefits and burdens relating to such Delayed UpstreamCo Asset or Delayed UpstreamCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed UpstreamCo Asset or Delayed UpstreamCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the UpstreamCo Group.

(d) Transfer of Delayed UpstreamCo Assets and Delayed UpstreamCo Liabilities. Other than with respect to the agreements set forth on Schedule 2.4(c), if and when the Approvals or Notifications, the absence of which caused the deferral of contribution, assignment, transfer, conveyance or delivery of or succession to any Delayed UpstreamCo Asset or the deferral of acceptance or assumption of, performance, discharge and fulfillment of or succession to any Delayed UpstreamCo Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed UpstreamCo Asset or the assumption of any Delayed UpstreamCo Liability have been removed, the contribution, assignment, transfer, conveyance or delivery of or succession to the applicable Delayed UpstreamCo Asset or the acceptance and assumption of, performance, discharge and fulfillment of or succession to the applicable Delayed UpstreamCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) Costs for Delayed UpstreamCo Assets and Delayed UpstreamCo Liabilities. Any member of the Parent Group retaining a Delayed UpstreamCo Asset or Delayed UpstreamCo Liability due to the deferral of the contribution, assignment, transfer, conveyance or delivery of or succession to such Delayed UpstreamCo Asset or the deferral of the acceptance or assumption of, performance, discharge and fulfillment of or succession to such Delayed UpstreamCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by UpstreamCo or the member of the UpstreamCo Group entitled to the Delayed UpstreamCo Asset or Delayed UpstreamCo Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by UpstreamCo or the member of the UpstreamCo Group entitled to such Delayed UpstreamCo Asset or Delayed UpstreamCo Liability.

(f) Approvals and Notifications for Parent Assets. To the extent that the contribution, assignment, transfer, conveyance or delivery of or succession to any Parent Asset or the acceptance or assumption of, performance, discharge and fulfillment, or succession to any Parent Liability, in each case under Section 2.1, is determined to be a transfer or assignment that requires any Approvals or Notifications, the Parties shall use commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and UpstreamCo, neither Parent nor UpstreamCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g) Delayed Parent Transfers. If and to the extent that the valid, complete and perfected contribution, assignment, transfer, conveyance or delivery to or succession of the Parent Group of any Parent Asset or acceptance or assumption by, performance, discharge and fulfillment by, or succession by the Parent Group of any Parent Liability would be a violation of applicable Law or is determined to be a transfer or assignment that requires any Approval or Notification that has not been obtained or made by the Effective Time then, unless the Parties mutually determine otherwise, the contribution, assignment, transfer, conveyance or delivery to or succession of the Parent Group of such Parent Assets or the acceptance or assumption by, performance, discharge and fulfillment of or, or succession by the Parent Group of such Parent Liability, as the case may be, shall be automatically deemed deferred and any of the foregoing shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Parent Assets or Parent Liabilities shall continue to constitute Parent Assets and Parent Liabilities for all other purposes of this Agreement.

(h) Treatment of Delayed Parent Assets and Delayed Parent Liabilities. (i) If any contribution, assignment, transfer, conveyance or delivery of or succession to any Parent Asset or any acceptance or assumption of, performance, discharge and fulfillment of, or succession to any Parent Liability intended to be contributed, assigned, transferred, conveyed, delivered, succeeded to, accepted, assumed, or performed, discharged or fulfilled hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.4(g) or for any other reason, and (ii) with respect to the agreements set forth on Schedule 2.4(h), which such agreements shall not be contributed, assigned, transferred, conveyed, delivered, succeeded to, accepted, assumed, or performed, discharged or fulfilled pursuant to Section 2.1(a) (notwithstanding anything therein to the contrary) (any such Parent Asset, a “Delayed Parent Asset” and any such Parent Liability, a “Delayed Parent Liability”), then, subject to applicable Law, the member of the UpstreamCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability, as the case may be, shall thereafter hold such Delayed Parent Asset or Delayed Parent Liability, as the case may be, for the use and benefit of the member of the Parent Group entitled thereto (with associated costs being for the account of the member of the Parent Group entitled thereto) and such member of the Parent Group shall be afforded all the benefits and burdens of such Delayed Parent Asset or Delayed Parent Liability, as applicable. In addition, the member of the UpstreamCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Parent Asset or Delayed Parent Liability in the ordinary course of business in accordance with past practice. Such member of the UpstreamCo Group shall also take such other actions as may be reasonably requested by the member of the Parent Group to which such Delayed Parent Asset is to be contributed, assigned, transferred, conveyed or succeeded to, or which is to accept or assume, perform, discharge and fulfill or succeed to, such Delayed Parent Liability, as the case may be, in order to place such member of the Parent Group in a substantially similar position as if such Delayed Parent Asset or Delayed Parent Liability had been contributed, assigned, transferred, conveyed, succeeded to, accepted, assumed or performed, discharged or fulfilled and so that all the benefits and burdens relating to such Delayed Parent Asset or Delayed Parent Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Parent Group.

(i) Transfer of Delayed Parent Assets and Delayed Parent Liabilities. Other than with respect to the agreements set forth on Schedule 2.4(h), if and when the Approvals or Notifications, the absence of which caused the deferral of contribution, assignment, transfer, conveyance or delivery of or succession to any Delayed Parent Asset or the deferral of acceptance or assumption of, performance, discharge and fulfillment of or succession to any Delayed Parent Liability, are obtained or made, and, if and when any other legal impediments for the contribution, assignment, transfer, conveyance or delivery of or succession to any Delayed Parent Asset or the acceptance and assumption of, performance, discharge and fulfillment of or succession to any Delayed Parent Liability have been removed, the transfer or assignment of the applicable Delayed Parent Asset or the assumption of the applicable Delayed Parent Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j) Costs for Delayed Parent Assets and Delayed Parent Liabilities. Any member of the UpstreamCo Group retaining a Delayed Parent Asset or Delayed Parent Liability due to the deferral of the contribution, assignment, transfer, conveyance or delivery of or succession to such Delayed Parent Asset or the deferral of the acceptance or assumption of, performance, discharge and fulfillment of or succession to such Delayed Parent Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Parent or the member of the Parent Group entitled to the Delayed Parent Asset or Delayed Parent Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Parent or the member of the Parent Group entitled to such Delayed Parent Asset or Delayed Parent Liability.

2.5 Novation of Liabilities.

(a) Novation of UpstreamCo Liabilities.

(i) Except as set forth in Schedule 2.5(a), each of Parent and UpstreamCo, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all UpstreamCo Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to any such arrangements, so that, in any such case, the members of the UpstreamCo Group shall be solely responsible for such UpstreamCo Liabilities;

provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor UpstreamCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii) If Parent or UpstreamCo is unable to obtain, or to cause to be obtained, any consent, substitution, approval, amendment or release referred to in clause (i) of this Section 2.5(a) and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased UpstreamCo Liability”), UpstreamCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased UpstreamCo Liabilities from and after the Effective Time and (B) use commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Parent Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased UpstreamCo Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign, or cause to be assigned, and UpstreamCo or the applicable UpstreamCo Group member shall assume, such Unreleased UpstreamCo Liabilities without exchange of further consideration.

(b) Novation of Parent Liabilities.

(i) Each of Parent and UpstreamCo, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of each member of the UpstreamCo Group that is a party to any such arrangements, so that, in any such case, the members of the Parent Group shall be solely responsible for such Parent Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor UpstreamCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii) If Parent or UpstreamCo is unable to obtain, or to cause to be obtained, any consent, substitution, approval, amendment or release referred to in clause (i) of this Section 2.5(b) and the applicable member of the UpstreamCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Parent Liability”), Parent shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the UpstreamCo Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the UpstreamCo Group that constitute Unreleased

Parent Liabilities from and after the Effective Time and (B) use commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the UpstreamCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Parent Liabilities shall otherwise become assignable or able to be novated, UpstreamCo shall promptly assign, or cause to be assigned, and Parent or the applicable Parent Group member shall assume, such Unreleased Parent Liabilities without exchange of further consideration.

2.6 Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a) On or prior to the Effective Time or as soon as practicable thereafter, each of Parent and UpstreamCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any UpstreamCo Liability to the extent that it relates to UpstreamCo Liabilities, including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such UpstreamCo Liability; and (ii) have any member(s) of the UpstreamCo Group removed as guarantor of or obligor for any Parent Liability to the extent that it relates to Parent Liabilities, including the removal of any Security Interest on or in any UpstreamCo Asset that may serve as collateral or security for any such Parent Liability.

(b) To the extent required to obtain a release from a guarantee of:

(i) any member of the Parent Group, UpstreamCo shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which such agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such Parent Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which UpstreamCo would be reasonably unable to comply or (B) which UpstreamCo would not reasonably be able to avoid breaching; and

(ii) any member of the UpstreamCo Group, Parent shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any UpstreamCo Asset that may serve as collateral or security for any such UpstreamCo Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Parent would be reasonably unable to comply or (B) which Parent would not reasonably be able to avoid breaching.

(c) If Parent or UpstreamCo is unable to obtain, or to cause to be obtained, any such removal or release referred to in Section 2.6(a) or (b) (including, for the avoidance of doubt, any removal or release of the guarantees set forth on Schedule

2.6(c)), (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Parent and UpstreamCo, on behalf of itself and the other members of their respective Group, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of such other Party’s Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.7 Termination of Agreements.

(a) Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, UpstreamCo and each member of the UpstreamCo Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among UpstreamCo and/or any member of the UpstreamCo Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Parent or UpstreamCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.

(c) All of the intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the UpstreamCo Group, on the other hand, outstanding as of the Effective Time shall, as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Parent in its sole and absolute discretion.

2.8 Treatment of Shared Contracts.

(a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which is an UpstreamCo Contract, but the remainder of which is a Parent Asset (any such contract or agreement, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the UpstreamCo Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the UpstreamCo Business or the Parent Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group pursuant to this Section 2.8 (or appropriately amended), and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8 (or appropriately amended).

(b) Each of Parent and UpstreamCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c) Nothing in this Section 2.8 shall require any member of either Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.8.

2.9 Bank Accounts; Cash Balances.

(a) Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by UpstreamCo or any other member of the UpstreamCo Group (collectively, the “UpstreamCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such UpstreamCo Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Parent Account or UpstreamCo Account, respectively, is no longer Linked to such Parent Account or UpstreamCo Account, respectively.

(b) With respect to any outstanding checks issued or payments initiated by Parent, UpstreamCo or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(c) As between Parent and UpstreamCo (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

(d) Notwithstanding anything to the contrary in this Agreement, UpstreamCo or a member of the UpstreamCo Group shall promptly pay over to Parent (the “Cash Distribution”) all After-Tax proceeds received by UpstreamCo or any member of its Group (whether prior to or after the Effective Time) in consideration for the asset sales pursuant to, the sale agreements set forth on Schedule 2.9(c) (subject to the terms and conditions thereof), without right of set-off. For U.S. federal income tax purposes, the Cash Distribution shall be treated as being made pursuant to the Contribution.

2.10 Ancillary Agreements. Effective on or prior to the Effective Time, each of Parent and UpstreamCo shall, or shall cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it or such member, as applicable, is a party.

2.11 Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND UPSTREAMCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE UPSTREAMCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (B) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.12 Financial Information Certifications. Parent’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to UpstreamCo as its Subsidiary. In order to enable the principal executive officer and principal financial officer of UpstreamCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, Parent, within thirty-five (35) days of the end of any fiscal quarter during which UpstreamCo remains Parent’s Subsidiary, shall provide UpstreamCo with one or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof. Such certification(s) shall be provided by Parent (and not by any officer or employee in their individual capacity).

2.13 Transition Committee and Other Matters.

(a) Prior to the Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of an equal number of members from Parent and UpstreamCo. The Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements. The Transition Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one or more members of the Transition Committee or one or more employees of either Party or any member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the powers of the Transition Committee; (c) combine, modify the scope of responsibility of, and disband any such subcommittees; and (d) modify or reverse any such delegations. The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 2.13, and may modify such procedures from time to time. All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by both Parties. The Parties shall utilize the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision.

(b) Parent and UpstreamCo acknowledge that (i) the remaining amounts due under the Plea Agreement, dated January 8, 2014, between the United States of America and Alcoa World Alumina LLC (and the guarantee of such amounts), and the Cease-and-Desist Order, dated January 9, 2014, In the Matter of Alcoa Inc. (collectively, the “Settlement”), shall be UpstreamCo Liabilities under this Agreement, and (ii) prior to the Effective Time, each of the Parent Board and the board of directors of UpstreamCo shall approve resolutions undertaking the enhanced compliance procedures contemplated by the Settlement.

2.14 UpstreamCo Financing Arrangements.

(a) Prior to the Effective Time and pursuant to the Plan of Reorganization, (i) UpstreamCo or other member(s) of the UpstreamCo Group shall enter into one or more financing arrangements and agreements pursuant to which it or they shall borrow a principal amount of $[        ] (the “UpstreamCo Financing Arrangements”), (ii) UpstreamCo or such other member(s) of the UpstreamCo Group that entered into the UpstreamCo Financing Arrangements shall transfer all or a portion of the proceeds from the UpstreamCo Financing Arrangements to Parent or other member(s) of the Parent Group.

(b) Parent and UpstreamCo agree to take all necessary actions to assure the full release and discharge of Parent and the other members of the Parent Group from all obligations pursuant to the UpstreamCo Financing Arrangements as of no later than the Effective Time. The parties agree that UpstreamCo or another member of the UpstreamCo Group, as the case may be, and not Parent or any member of the Parent Group, are and shall be responsible for all costs and expenses incurred in connection with the UpstreamCo Financing Arrangements.

(c) Prior to the Effective Time, Parent and UpstreamCo shall cooperate in the preparation of all materials as may be necessary or advisable to execute the UpstreamCo Financing Arrangements.

ARTICLE III

THE DISTRIBUTION

3.1 Sole and Absolute Discretion; Cooperation.

(a) Parent shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Parent may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing herein shall in any way limit Parent’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b) UpstreamCo shall cooperate with Parent to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of UpstreamCo Shares on the Form 10. Parent shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent. UpstreamCo and Parent, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

3.2 Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to NYSE. Parent shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) UpstreamCo Certificate of Incorporation and UpstreamCo Bylaws. On or prior to the Distribution Date, Parent and UpstreamCo shall take all necessary actions so that, as of the Effective Time, the UpstreamCo Certificate of Incorporation and the UpstreamCo Bylaws shall become the certificate of incorporation and bylaws of UpstreamCo, respectively.

(c) UpstreamCo Directors and Officers. On or prior to the Distribution Date, Parent and UpstreamCo shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of UpstreamCo shall be those set forth in the Information Statement mailed to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the Parent Board and/or as an executive officer of Parent; and (iii) UpstreamCo shall have such other officers as UpstreamCo shall appoint.

(d) NYSE Listing. UpstreamCo shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the UpstreamCo Shares to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(e) Securities Law Matters. UpstreamCo shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Parent and UpstreamCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Parent and UpstreamCo shall prepare, and UpstreamCo shall, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that Parent determines are necessary or desirable to effectuate the Distribution, and Parent and UpstreamCo shall use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Parent and UpstreamCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f) Mailing of Information Statement. Parent shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Parent Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.

(g) The Distribution Agent. Parent shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(h) Stock-Based Employee Benefit Plans. Parent and UpstreamCo shall take all actions as may be necessary to approve the grants of adjusted equity awards by Parent (in respect of Parent shares) and UpstreamCo (in respect of UpstreamCo shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

(i) Name Changes. (i) Parent and UpstreamCo shall take all actions necessary such that coincident with the Distribution, (A) UpstreamCo will change its name to Alcoa Corporation and (B) Parent will change its name to Arconic Inc., and (ii) Parent shall prepare and file, and shall use its reasonable best efforts to have approved, a supplemental listing application with the NYSE to facilitate its name change.

3.3 Conditions to the Distribution.

(a) The consummation of the Distribution shall be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:

(i) The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii) The Information Statement shall have been mailed to the Record Holders.

(iii) Parent shall have received (A) a private letter ruling from the U.S. Internal Revenue Service, satisfactory to the Parent Board, regarding certain U.S. federal income tax matters relating to the Separation and the Distribution and (B) an opinion from Wachtell, Lipton, Rosen & Katz, satisfactory to the Parent Board, regarding the qualification of the Contribution and the Distribution, taken together, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355(a) and 368(a)(1)(D) of the Code.

(iv) The transfer of the UpstreamCo Assets (other than any Delayed UpstreamCo Asset) and UpstreamCo Liabilities (other than any Delayed UpstreamCo Liability) contemplated to be transferred from Parent to UpstreamCo on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Parent Assets (other than any Delayed Parent Asset) and Parent Liabilities (other than any Delayed Parent Liability) contemplated to be transferred from UpstreamCo to Parent on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Plan of Reorganization.

(v) An independent appraisal firm acceptable to Parent shall have delivered one or more opinions to the Parent Board confirming the solvency and financial viability of Parent and UpstreamCo after consummation of the Distribution, and such opinions shall be acceptable to Parent in form and substance in Parent’s sole discretion and such opinions shall not have been withdrawn or rescinded.

(vi) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted.

(vii) Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(viii) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

(ix) The UpstreamCo Shares to be distributed to the Parent shareholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(x) Parent shall have received the proceeds from the UpstreamCo Financing Arrangements contemplated by Section 2.14 and shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it shall have no further Liability under the UpstreamCo Financing Arrangements.

(xi) No other events or developments shall exist or shall have occurred that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b) The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4 The Distribution.

(a) Subject to Section 3.3, on or prior to the Effective Time, UpstreamCo shall deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding UpstreamCo Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Parent Shares to instruct the Agent to distribute at the Effective Time the appropriate number of UpstreamCo Shares to each such Record Holder or designated transferee or transferees of thereof by way of direct registration in book-entry form. UpstreamCo shall not issue paper stock certificates in respect of the UpstreamCo Shares. The Distribution shall be effective at the Effective Time.

(b) Subject to Sections 3.3 and 3.4(c), each Record Holder will be entitled to receive in the Distribution a number of whole UpstreamCo Shares equal to the number of Parent Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio, rounded down to the nearest whole number.

(c) No fractional shares shall be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of UpstreamCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of an UpstreamCo Share pursuant to the

Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Parent shall direct the Agent to determine the number of whole and fractional UpstreamCo Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Parent, UpstreamCo or the Agent shall be required to guarantee any minimum sale price for the fractional UpstreamCo Shares sold in accordance with this Section 3.4(c). Neither Parent nor UpstreamCo shall be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Parent or UpstreamCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Parent Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d) Any UpstreamCo Shares or cash in lieu of fractional shares with respect to UpstreamCo Shares that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to UpstreamCo, and UpstreamCo or its transfer agent shall hold such UpstreamCo Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such UpstreamCo Shares and cash, if any, in lieu of fractional share interests shall be obligations of UpstreamCo, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect thereto.

(e) Until the UpstreamCo Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, UpstreamCo shall regard the Persons entitled to receive such UpstreamCo Shares as record holders of UpstreamCo Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. UpstreamCo agrees that, subject to any transfers of such shares, from and after the Effective Time, (i) each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the UpstreamCo Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the UpstreamCo Shares then held by such holder.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Claims.

(a) UpstreamCo Release of Parent. Except as provided in Sections 4.1(c) and (d), effective as of the Effective Time, UpstreamCo does hereby, for itself and each other member of the UpstreamCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the UpstreamCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of UpstreamCo or a member of the UpstreamCo Group, in each case from: (A) all UpstreamCo Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the UpstreamCo Business, the UpstreamCo Assets or the UpstreamCo Liabilities.

(b) Parent Release of UpstreamCo. Except as provided in Sections 4.1(c) and (d), effective as of the Effective Time, Parent does hereby, for itself and each other member of the Parent Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge UpstreamCo and the members of the UpstreamCo Group and their respective successors and assigns, from (i) all Parent Liabilities, (ii) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (iii) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Parent Business, the Parent Assets or the Parent Liabilities.

(c) Obligations Not Affected. Nothing contained in Section 4.1(a) or (b) shall impair any right of any Person to enforce this Agreement or any Ancillary

Agreement, or any agreements, arrangements, commitments or understandings which Section 2.7(b) or the applicable Schedules thereto provide shall not terminate as of the Effective Time, in each case in accordance with their respective terms. Nothing contained in Section 4.1(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Parent Group or the UpstreamCo Group which Section 2.7(b) or the applicable Schedules thereto provide shall not terminate as of the Effective Time, or any other Liability which Section 2.7(b) provides shall not terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of a member of the UpstreamCo Group who was a director, officer or employee of any member of the Parent Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is an UpstreamCo Liability, UpstreamCo shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) No Claims. UpstreamCo shall not make, and shall not permit any other member of the UpstreamCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against

UpstreamCo or any other member of the UpstreamCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e) Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2 Indemnification by UpstreamCo. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, UpstreamCo shall, and shall cause the other members of the UpstreamCo Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any UpstreamCo Liability;

(b) any failure of UpstreamCo, any other member of the UpstreamCo Group or any other Person to pay, perform or otherwise promptly discharge any UpstreamCo Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) any breach by UpstreamCo or any other member of the UpstreamCo Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to a Parent Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the UpstreamCo Group by any member of the Parent Group that survives following the Distribution; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if UpstreamCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (e) of Section 4.3.

4.3 Indemnification by Parent. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless UpstreamCo, each member of the UpstreamCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “UpstreamCo Indemnitees”), from and against any and all Liabilities of the UpstreamCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Parent Liability;

(b) any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to an UpstreamCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Parent Group by any member of the UpstreamCo Group that survives following the Distribution; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Parent’s name in the Form 10, the Information Statement (as amended or supplemented if UpstreamCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(e) shall be the only statements made explicitly in Parent’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by UpstreamCo.

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then, within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required, or otherwise satisfying any indemnification obligation, under the terms of this Agreement pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

4.5 Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the UpstreamCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within twenty one (21) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b) Control of Defense. An Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such Losses to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, as applicable, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation in connection with a Third-Party Claim inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within twenty (20) days or such longer period, not to exceed thirty (30) days, as may be agreed by the Parties (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f) Ancillary Agreements Govern.

(i) The provisions of this Section 4.5 and the provisions of Section 4.6 do not apply to Taxes, which shall be governed by the Tax Matters Agreement. In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

(ii) Notwithstanding the provisions of this Section 4.5 and the provisions of Section 4.6, to the extent the Registration Rights Agreement contains any indemnification obligation or contribution obligation relating to any Liabilities of an Indemnitee relating to, arising out of or resulting from information contained in any registration statement (other than the Form 10 (including any amendments or supplements thereto) and the Information Statement (as amended or supplemented), to which this Section 4.5(f)(ii) shall not apply), the indemnification obligations and contribution obligations contained herein shall not apply to such Liabilities and instead the indemnification obligations and/or contribution obligations set forth in the Registration Rights Agreement shall govern with regard to such Liabilities.

4.6 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against such Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

4.7 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.2 or 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed UpstreamCo Assets or Delayed UpstreamCo Liabilities (except for the gross negligence or intentional misconduct of a member of the Parent Group) or with the ownership, operation or activities of the UpstreamCo Business prior to the Effective Time shall be deemed to be the fault of UpstreamCo and the other members of the UpstreamCo Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; (ii) any fault associated with the business conducted with Delayed Parent Assets or Delayed Parent Liabilities (except for the gross negligence or intentional misconduct of a member of the UpstreamCo Group) shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of UpstreamCo or any other member of the UpstreamCo Group; and (iii) any fault associated with the ownership, operation or activities of the Parent Business prior to the Effective Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of UpstreamCo or any other member of the UpstreamCo Group.

4.8 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of its Group or any Person claiming through it or them shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any UpstreamCo Liabilities by UpstreamCo or a member of the UpstreamCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10 Survival of Indemnities. The rights and obligations of each of Parent and UpstreamCo and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any member of its Group.

4.11 Environmental Matters.

(a) Management of Environmental Liabilities.

(i) The Party designated or otherwise deemed to be the Party responsible for an Environmental Liability under this Agreement shall be the Party responsible for managing such Environmental Liability (the “Performing Party” or “Lead Party”) and the other Party will be the non-performing Party with respect to such Environmental Liability (the “Non-Performing Party” or “Non-Lead Party”), unless (1) Schedules 1.3, 1.5 or 1.10 provide otherwise, or (2) the Non-Performing Party (or a member of its Group) is the owner of the property impacted by the Environmental Liability in which case such property owner shall be the Performing Party. With respect to any Environmental Liability, the Performing Party shall be required to perform all Remediation Work and other remediation and compliance activities required by applicable Environmental Laws or the requirements of any Governmental Authority with jurisdiction over such Environmental Liability and/or Remediation Work or to comply with any obligations of either Party to indemnify any Third Party with respect to Environmental Liabilities or avoid Liability to any Third Party under applicable Environmental Law.

(ii) With regard to any Remediation Work that could result in Environmental Liability to the Non-Performing Party to be performed following the date of this Agreement, (A) all proposals for Remediation Work and all decisions as to Remediation Work shall be made by the Performing Party in reasonable consultation with the Non-Performing Party upon written request by the Non-Performing Party and reasonably taking in account the input of the Non-Performing Party and its consultants, and (B) the Performing Party shall retain only reasonably qualified environmental consultants to assist it in undertaking and completing such Remediation Work. With regard to any Remediation Work performed or to be performed following the date of this Agreement, the Performing Party shall provide to the Non-Performing Party, as promptly as reasonably practicable, a copy of any and all final written correspondence, results, tables, figures, conclusions, reports and other documents (I) generated by any consultant or (II) submitted to, filed with or received from any Governmental Authority, but, in each case, only to the extent the Non-Performing Party submits a written request to the Performing Party to receive such documents.

(iii) With regard to Remediation Work where the Performing Party will bear less than half of the costs under this Agreement, (i) the non-Performing Party will have the right to select the contractors, consultants, and other third parties to perform the Remediation Work, subject to the approval of the Performing Party, which approval shall not be withheld except for good cause, (ii) at non-Performing Party’s request in writing, non-Performing Party will be involved in all significant discussions with Performing Party and any relevant third party regarding all aspects of any Remediation Work, (iii) non-Performing Party will have a meaningful opportunity to provide comment to Performing Party and any relevant third party regarding all material aspects of any Remediation Work to be taken, and (iv) Performing Party shall take into consideration any such comments by non-Performing Party and implement them where reasonably feasible and not otherwise in conflict with this Lease.

(iv) With respect to any Environmental Liability or Remediation Work identified in Schedule 1.5, if the Non-Performing Party is the property owner, the Performing Party shall not initiate any communication with any Governmental Authority or other Third Party without the prior written consent of the Non-Performing Party, such consent not to be unreasonably withheld, conditioned or delayed.

(b) Substitution.

(i) The Performing Party shall use its reasonable best efforts to obtain any consents, transfers, assignments, assumptions, waivers or other legal instruments necessary to cause the Performing Party or the appropriate subsidiary of the Performing Party to be fully substituted for the Non-Performing Party or any other applicable member of the Non-Performing

Party’s Group with respect to any order, decree, judgment, agreement or Action with respect to Environmental Liabilities for which such Performing Party is the Performing Party that are in effect as of the Effective Time. In addition, each Party shall use its reasonable best efforts to obtain any consents, transfers, assignments, assumptions, waivers or other legal instruments necessary to cause such Party or the appropriate subsidiary of such Party to be fully substituted for the other Party or any other applicable member of the other Party’s Group with respect to any order, decree, judgment, agreement or Action with respect to Environmental Permits, financial assurance obligations or instruments, or other environmental approvals or filings associated with the UpstreamCo Assets, in the case of UpstreamCo, or the Parent Assets, in the case of Parent. Each Party shall inform the applicable Governmental Authority about its assumption of the applicable Environmental Liabilities associated with the matters listed on Schedule 1.3, 1.5 and 1.10 and request that the Governmental Authorities direct all communications, requirements, notifications and/or official letters related to such matters to such Party. Each Party shall use its reasonable best efforts to provide necessary assistance or signatures to the other Party to achieve the purposes of this Section 4.11(b).

(ii) Until such time as UpstreamCo and Parent complete the substitutions outlined in this Section 4.11(b), each Party shall comply with all applicable Environmental Laws, including all reporting obligations, and the terms and conditions of all orders, decrees, judgments, agreements, actions, Environmental Permits, financial assurances, obligations, instruments or other environmental approvals or filings that remain in the other Party’s name but for which substitutions are to be made pursuant to this Section 4.11(b).

(iii) Notwithstanding anything in this Section 4.11(b) to the contrary, nothing in this Section 4.11(b) shall require either Party to take any actions that would reasonably be expected to increase the overall collective Liabilities of Parent and UpstreamCo, in the aggregate, to any Third Party.

(c) Standards for Remediation.

(i) The Performing Party shall perform all Remediation Work and other remediation and compliance activities contemplated by this Section 4.11, at a minimum, up to but not beyond the standards applicable to commercial/industrial uses.

(ii) The Parties shall implement deed restrictions, engineering and other institutional controls, and risk-based corrective action to manage or close out any Remediation Work or other remediation and compliance activities contemplated by this Section 4.11, provided that such deed restrictions, engineering and other institutional controls do not materially limit or materially increase the cost of the Non-Performing Party’s ongoing and future operations or the Performing Party’s ability to expand industrial or commercial operations or sell such any applicable property for industrial or commercial use in the future.

(iii) Where feasible and commercially advantageous with respect to the cost for Remediation Work, waste from either Performing Party or non-Performing Party should be consolidated into existing on-site disposal areas.

(iv) The Performing Party may take additional measures beyond the minimum required by this Section 4.11, but at the sole expense of Performing Party, regardless of non-Performing Party’s share of liability for the Remediation Work unless required by the Governmental Authorities in which case the non-Performing Party will continue to pay its full share.

ARTICLE V

CERTAIN OTHER MATTERS

5.1 Tail Policies: Directors and Officers Insurance, Fiduciary Liability Insurance, and Employment Practice Liability Insurance.

(a) Prior to the Effective Time, Parent shall obtain and fully pay for “tail” directors and officers liability insurance policies having a policy period of six years from and after the Effective Time and providing prior acts coverage for claims made after the Effective Time with respect to wrongful acts that were committed prior to the Effective Time. Such directors and officers liability insurance policies, being referred to as the “Combined Tail D&O Program,” shall be consistent in all material respects with the directors and officers liability insurance policies maintained by Parent as of the Effective Time (except for policy period and provisions excluding coverage for wrongful acts committed after the Effective Time).

(b) Prior to the Effective Time, Parent shall obtain and fully pay for fiduciary liability insurance policies having a policy period of six years from and after the Effective Time and providing prior acts coverage for claims made after the Effective Time with respect to wrongful acts that were committed prior to the Effective Time. Such fiduciary liability insurance policies, being referred to as the “Combined Tail Fiduciary Program,” shall be consistent in all material respects with the fiduciary liability insurance policies maintained by Parent as of the Effective Time (except for policy period and provisions excluding coverage for wrongful acts committed after the Effective Time).

(c) Prior to the Effective Time, Parent shall obtain and fully pay for employment practices liability insurance policies having a policy period of six years from and after the Effective Time and providing prior acts coverage for claims made after the

Effective Time with respect to wrongful acts that were committed prior to the Effective Time. Such employment practices liability insurance policies, being referred to as the “Combined Tail Employment Practices Program,” shall be consistent in all material respects with the employment practices liability insurance policies maintained by Parent as of the Effective Time (except for policy period and provisions excluding coverage for wrongful acts committed after the Effective Time).

(d) Parent shall timely provide to UpstreamCo copies of all policies comprising the Combined Tail D&O Program, the Combined Tail Fiduciary Program and the Combined Tail Employment Practices Program as well as copies of all binders.

(e) With respect to any claims that potentially implicate coverage provided under the Combined Tail D&O Program, the Combined Tail Fiduciary Program or the Combined Tail Employment Practices Program, on the one hand, and other insurance policies such as directors and officers liabilities insurance policies, fiduciary liability policies and employment practices liability insurance policies obtained by a Parent or UpstreamCo for wrongful acts committed after the Effective Time, on the other hand, UpstreamCo and Parent agree to cooperate and to act in good faith to ensure that an appropriate allocation of loss, if any, and an insurance contribution and Self-Insurance contribution, in accordance with the terms and provisions of the respective policies and the law, are effectuated.

5.2 Insurance Matters Generally.

(a) From and after the Effective Time, Parent and any members of the Parent Group insured under the Parent Policies on or before the Effective Date shall continue to be insured under the Parent Policies and shall retain all of rights under the their Parent Policies to the same extent, including their rights to recover for, without limitation, any Parent Liabilities under the Parent Policies. From and after the Effective Time, UpstreamCo and any members of the UpstreamCo Group insured under UpstreamCo Policies on or before the Effective Date shall continue to be insured under the UpstreamCo Policies and shall retain all of their rights under the UpstreamCo Policies, including rights to recover for, without limitation, any UpstreamCo Liabilities under the UpstreamCo Policies.

(b) Subject only to Sections 5.1, 5.2(g) and 5.2(k), in no event shall Parent, any other member of the Parent Group or any Parent Indemnitee have Liability or obligation whatsoever to any member of the UpstreamCo Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the UpstreamCo Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date. Subject only to Sections 5.1, 5.2(g) and 5.2(l), in no event shall UpstreamCo, any other member of the UpstreamCo Group or any UpstreamCo Indemnitee have Liability or obligation whatsoever to any member of the Parent Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Parent Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(c) From and after the Effective Time, with respect to any UpstreamCo Liability, (i) UpstreamCo and each member of the UpstreamCo Group, to the extent permitted by law, will have and will be fully entitled to exercise all rights that any of them may have as of the Effective Time, including the right to make claims, under the Parent Policies, it being the intent that this Agreement shall not operate to reduce any insurance recovery that otherwise would be available in the absence of the Separation; and (ii) to the extent permitted by law and necessary to effectuate the purpose of this Section 5.2(c), Parent assigns, transfers and conveys to UpstreamCo all rights to, proceeds from, and all claims and choses in action for coverage, defense, indemnity, payment and reimbursement provided under the Parent Policies to such members of the UpstreamCo Group with respect to UpstreamCo Liabilities, but solely to the extent that such policies provided coverage for such members of the UpstreamCo Group prior to the Effective Time with respect to such UpstreamCo Liabilities; provided that such access to, and such right to make claims under, Parent Policies, shall be subject to the terms, conditions and exclusions of such insurance policies, including any limits on coverage or scope, and any Self-Insurance, and shall be subject to the following additional conditions:

(i) Subject to Section 5.2(o), UpstreamCo will be solely responsible for notifying, tendering and submitting any claim for insurance coverage of any UpstreamCo Liability under the Parent Policies and for communicating with the issuers of the Parent Policies with respect to such claims for coverage. With respect to such UpstreamCo claim for coverage of an UpstreamCo Liability under the Parent Policies, (A) UpstreamCo shall provide to Parent contemporaneous copies of any such notifications, tenders, submissions and communications and (B) UpstreamCo shall have the right to notify, tender to, submit to, communicate with, and receive Insurance Proceeds from the issuers of the Parent Policies. Parent and UpstreamCo agree to consent to reasonable modifications, additions or deletions to such procedures before or after the Effective Time to effectuate the purpose of this Section and to furnish reasonable cooperation to each other to ensure that the purposes of Section 5.2(c) are effectuated;

(ii) UpstreamCo and the members of the UpstreamCo Group shall timely indemnify, hold harmless and reimburse Parent and the members of the Parent Group for any Self-Insurance incurred by Parent or any members of the Parent Group to the extent attributable to any claims (or portions of claims) made by UpstreamCo or any other members of the UpstreamCo Group attributable to any UpstreamCo Liability under any Parent Policies, including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by UpstreamCo, any other member of the UpstreamCo Group, their employees or Third Parties;

(iii) With respect to any UpstreamCo Liability, the members of the UpstreamCo Group shall exclusively bear and be liable for (and neither Parent nor any members of the Parent Group shall have any obligation to repay or reimburse

UpstreamCo or any member of the UpstreamCo Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all claims (or portions of claims) attributable to such UpstreamCo Liability made by UpstreamCo or any member of the UpstreamCo Group under the Parent Policies; and

(iv) For avoidance of doubt, with respect to any Parent Liability, the members of the Parent Group shall exclusively bear and be liable for (and neither UpstreamCo nor any members of the UpstreamCo Group shall have any obligation to repay or reimburse Parent or any member of the Parent Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all claims (or portions of claims) attributable to such Parent Liability made by Parent or any member of the Parent Group under the Parent Policies.

(d) In the event an insurance policy aggregate limit of a Parent Policy under which any member of the UpstreamCo Group was covered prior to the Effective Time is exhausted, or is believed likely to be exhausted, due to noticed claims, the members of the UpstreamCo Group, on the one hand, and the members of the Parent Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, based upon the losses of such Group paid or payable by the issuers of the Parent Policies (including any submissions prior to the Effective Time) to the extent any such reinstatement of the policy is available; provided, that Parent and UpstreamCo may instead mutually agree not to reinstate the policy, in which event each Group shall bear its own future costs without regard to any insurance coverage that would have been otherwise provided such reinstatement. To the extent that the Parent Group or the UpstreamCo Group is allocated more than its pro rata portion of such reinstatement premium due to the timing of losses submitted to and paid by the issuers of the Parent Policies, UpstreamCo or Parent, respectively, shall promptly pay the other party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Further, (i) in the event Parent wishes to reinstate the Parent Policy, but UpstreamCo does not, Parent, in its sole discretion, shall have the right to pay the entire reinstatement premium, in which event Parent and the other members of the Parent Group shall have the exclusive right to recover Insurance Proceeds resulting from the reinstatement of the Parent Policy, and UpstreamCo shall cooperate with Parent in allowing Parent to exercise this right; and (ii) in the event UpstreamCo wishes to reinstate the Parent Policy, but Parent does not, UpstreamCo, in its sole discretion, shall have the right to pay the entire reinstatement premium, in which event UpstreamCo and the other members of the UpstreamCo Group shall have the exclusive right to recover Insurance Proceeds resulting from the reinstatement of the Parent Policy, and Parent shall cooperate with UpstreamCo in allowing UpstreamCo to exercise this right.

(e) From and after the Effective Time, with respect to any Parent Liability, (i) Parent and each member of the Parent Group, to the extent permitted by law, will have and will be fully entitled to exercise all rights that any of these may have as of the Effective Time, including the right to make claims, under the UpstreamCo Policies, it being the intent that this Agreement shall not operate to reduce any insurance recovery that otherwise would be available in the absence of the Separation; and (ii) to the extent permitted by law and necessary to effectuate the purpose of this Section 5.2(e),

UpstreamCo assigns, transfers, and conveys to Parent all rights to, proceeds from, and all claims and choses in action for coverage, defense, indemnitees, payment and reimbursement provided under the UpstreamCo Policies to such members of the Parent Group with respect to Parent Liabilities, but solely to the extent that such policies provided coverage for such members of the Parent Group prior to the Effective Time with respect to such Parent Liabilities; provided that such access to, and such right to make claims under, UpstreamCo Policies, shall be subject to the terms, conditions and exclusions of such insurance policies, including any limits on coverage or scope, any Self-Insurance, and shall be subject to the following additional conditions:

(i) Subject to Section 5.2(o), Parent will be solely responsible for notifying, tendering and submitting any claim for insurance coverage of any Parent Liability under the UpstreamCo Policies and for communicating with the issuers of the UpstreamCo Policies with respect to such claims for coverage. With respect to a Parent claim for coverage of a Parent Liability under the UpstreamCo Policies, (i) Parent shall provide to UpstreamCo contemporaneous copies of any such notifications, tenders, submissions and communications and (ii) Parent shall have the right to notify, tender to, submit to, communicate with, and receive Insurance Proceeds from the issuers of the UpstreamCo Policies. UpstreamCo and Parent agree to consent to reasonable modifications, additions or deletions to such procedures before or after the Effective Time to effectuate the purposes of this Section and to furnish reasonable cooperation to each other to ensure that the purpose of this Section 5.2(e) is effectuated;

(ii) Parent and the members of the Parent Group shall timely indemnify, hold harmless and reimburse UpstreamCo and the members of the UpstreamCo Group for any Self-Insurance incurred by UpstreamCo or any members of the UpstreamCo Group to the extent resulting from any claims (or portions of claims) made by Parent or any other members of the Parent Group attributable to any Parent Liability under any UpstreamCo Policies, including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by Parent, any other member of the Parent Group, their employees or Third Parties;

(iii) With respect to any Parent Liability, the members of the Parent Group shall exclusively bear and be liable for (and neither UpstreamCo nor any members of the UpstreamCo Group shall have any obligation to repay or reimburse Parent or any member of the Parent Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all claims (or portions of claims) attributable to such Parent Liability made by Parent or any member of the Parent Group under the UpstreamCo Policies; and

(iv) For avoidance of doubt, with respect to UpstreamCo Liability, the members of the UpstreamCo Group shall exclusively bear and be liable for (and neither Parent nor any members of the Parent Group shall have any obligation to repay or reimburse UpstreamCo or any member of the UpstreamCo Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all claims (or portions of claims) attributable to such UpstreamCo Liability made by UpstreamCo or any member of the UpstreamCo Group under the UpstreamCo Policies.

(f) In the event an insurance policy aggregate limit of a UpstreamCo Policy under which any member of the Parent Group was covered prior to the Effective Time is exhausted, or is believed likely to be exhausted, due to noticed claims, the members of the Parent Group, on the one hand, and the members of the UpstreamCo Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, based upon the losses of such Group paid or payable by issuers of the UpstreamCo Policies (including any submissions prior to the Effective Time) to the extent any such reinstatement of the policy is available; provided, that UpstreamCo and Parent may instead mutually agree not to reinstate the policy, in which event the members of each Group shall bear their own future costs without regard to any insurance coverage that would have been otherwise provided such reinstatement. To the extent that the UpstreamCo Group or the Parent Group is allocated more than its pro rata portion of such reinstatement premium due to the timing of losses submitted to or paid by issuers of the UpstreamCo Policies, Parent or UpstreamCo, respectively, shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Further, (i) in the event UpstreamCo wishes to reinstate the UpstreamCo Policies, but Parent does not, UpstreamCo, in its sole discretion, shall have the right to pay the entire reinstatement premium, in which event UpstreamCo and the other members of the UpstreamCo Group shall have the exclusive right to recover Insurance Proceeds resulting from the reinstatement of the UpstreamCo Policies, and Parent shall cooperate with UpstreamCo in allowing UpstreamCo to exercise this right; and (ii) in the event Parent wishes to reinstate the UpstreamCo Policies, but UpstreamCo does not, Parent, in its sole discretion, shall have the right to pay the entire reinstatement premium, in which event Parent and the other members of the Parent Group shall have the exclusive right to recover Insurance Proceeds resulting from the reinstatement of the UpstreamCo Policies, and UpstreamCo shall cooperate with Parent in allowing Parent to exercise this right.

(g) The limits of the Parent Policies and UpstreamCo Policies shall be paid and payable, and the Self-Insurance pertaining thereto shall be applicable and applied, on a first-come first-served basis, absent any agreement between Parent and UpstreamCo to modify this first come-first served method of payment; provided, however, no member of the UpstreamCo Group or the Parent Group shall, or shall seek to, accelerate or delay either the notification and submission of claims, on the one hand, or the demand for coverage for and receipt of insurance payments, on the other hand, in a manner that would differ from that which each would follow in the ordinary course when acting without regard to sufficiency of limits or the terms of Self-Insurance. Further, in the event that either UpstreamCo or Parent becomes aware of information that would lead it reasonably to expect that the policy limits or the Self-Insurance limits of a Parent Policy or UpstreamCo Policy (in either case, under which members of the Parent Group and UpstreamCo Group are both insured) are likely to be exhausted based on existing insurance claims, it shall promptly notify the other in writing of that expectation, the basis therefor, and the parties shall cooperate to ensure that the purposes and intent of the second sentence of this Section 5.2(g) are properly effectuated.

(h) Except as provided in Section 5.1, at the Effective Time, UpstreamCo and Parent shall have in effect all insurance programs required to comply with their respective contractual obligations and such other insurance policies required by law or as reasonably necessary or appropriate for companies operating a business similar to UpstreamCo’s or Parent’s, respectively. Such insurance programs may include general liability, commercial auto liability, workers’ compensation, employer’s liability, product liability, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability. Except as provided in Section 5.1, neither Parent nor any of the members of the Parent Group shall have any obligation to secure extended reporting for any claims under any Liability policies of Parent or any member of the Parent Group for any acts or omissions by any member of the UpstreamCo Group committed prior to the Effective Time.

(i) All payments and reimbursements owed by Parent to UpstreamCo pursuant to Section 5.1 and this Section 5.2 shall be made within 60 days after Parent’s receipt of an invoice therefor from UpstreamCo.

(j) All payments and reimbursements owed by UpstreamCo to Parent pursuant to Section 5.1 and this Section 5.2 shall be made within 60 days after UpstreamCo’s receipt of an invoice therefor from Parent.

(k) In the event that after the Effective Time, Parent proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Parent Policies under which a member of the UpstreamCo Group has or may in the future have rights to assert claims pursuant to this Section 5.2 in a manner that would reasonably be expected to adversely affect any such rights of a member of the UpstreamCo in any material respect, (i) Parent will give UpstreamCo 30 days prior written notice thereof and consult with UpstreamCo with respect to such action, (ii) Parent will not take such action without the prior written consent of UpstreamCo, such consent not to be unreasonably withheld, conditioned or delayed, and (iii) Parent will pay to UpstreamCo its equitable share (which shall be mutually agreed upon by Parent and UpstreamCo, acting in all cases reasonably and without unreasonable delay), if any, of any net proceeds actually received by Parent (or any member of the Parent Group) from the insurer under the applicable Parent Policy as a result of such action by Parent (after deducting Parent’s out-of-pocket expenses incurred in connection with such action).

(l) In the event that after the Effective Time, UpstreamCo proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any UpstreamCo Policies under which a member of the Parent Group has or may in the future have rights to assert claims pursuant to this Section 5.2 in a manner that would reasonably be expected to adversely affect any such rights of a member of the Parent in any material respect, (i) UpstreamCo will give Parent 30 days prior written notice thereof and consult with Parent with respect to such action, (ii) UpstreamCo will not take such action without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed, and (iii) UpstreamCo will pay to Parent its equitable share (which shall be mutually agreed upon by UpstreamCo and Parent, acting in all cases reasonably and without unreasonable delay), if any, of any net proceeds actually received by UpstreamCo (or any member of the UpstreamCo Group) from the insurer under the applicable UpstreamCo Policy as a result of such action by UpstreamCo (after deducting UpstreamCo’s out-of-pocket expenses incurred in connection with such action).

(m) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Parent Group or the UpstreamCo Group in respect of any insurance policy or any other contract or policy of insurance.

(n) An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Section 5.2, have any subrogation rights against any member of the Parent Group or UpstreamCo Group with respect thereto, it being expressly understood and agreed that no insurance carrier or any Third Party shall be entitled to a benefit (i.e., a benefit such Person would not be entitled to receive in the absence of the Separation) by virtue of the provisions hereof. No provision of this Agreement is intended to relieve any insurer of any Liability under any policy.

(o) Parent and UpstreamCo intend that with respect to UpstreamCo Liabilities and Parent Liabilities, recoveries under Parent Policies and UpstreamCo Policies shall be available to no lesser extent than would have been the case in the absence of the Separation. Parent and UpstreamCo and the members of Parent Group and UpstreamCo Group agree to provide all reasonable and timely cooperation necessary to ensure that the provisions of Section 5.1 and this Section 5.2 are effectuated, including but not limited to:

(i) providing for an orderly transition of insurance coverage from and after the Effective Time;

(ii) timely exchanging information regarding depletion or exhaustion of insurance policy limits, including loss runs;

(iii) providing any consents, not to be unreasonably withheld or delayed, necessary to allow for recovery of Insurance Proceeds, including communicating with the issuers of the Parent Policies and the UpstreamCo Policies (A) the consent, as necessary, of Parent to allow UpstreamCo to effectively make claims for and to pursue insurance recoveries in accordance with the terms of this Section 5.2, and (B) the consent of UpstreamCo to allow Parent to effectively make claims for and to pursue insurance recoveries in accordance with the terms of this Section 5.2;

(iv) allowing Parent or other member of the Parent Group to make claims for an insurance recovery and communicate and negotiate with insurers in the name of UpstreamCo (or other member of the UpstreamCo Group), including the initiation of litigation or arbitration, subject to the consent of UpstreamCo or other member of the UpstreamCo Group, not to be unreasonably withheld or delayed, and to provide reasonable cooperation to such members of the Parent Group with respect to such claims. The out-of-pocket costs of making such claims shall be borne by Parent;

(v) allowing UpstreamCo or other member of the UpstreamCo Group to make claims for an insurance recovery and communicate and negotiate with insurers in the name of Parent or other member of the Parent Group, including the initiation of litigation or arbitration, subject to the consent of Parent or other member of the Parent Group, not to be unreasonably withheld or delayed, and to provide reasonable cooperation to such member(s) of the UpstreamCo Group with response to such claims. The out-of-pocket costs of making such claims shall be borne by UpstreamCo;

(vi) timely providing to UpstreamCo copies in the possession of Parent of communications to and from insurers regarding coverage for any UpstreamCo Liability;

(vii) timely providing to Parent copies in the possession of UpstreamCo of communications to and from insurers regarding any Parent Liability;

(viii) timely providing to UpstreamCo copies of any Parent Policies under which on or prior to the Effective Time any member of the UpstreamCo Group was an insured as well as any documentation relating to the procurement of such policies; and

(ix) timely providing to Parent copies of UpstreamCo Policies under which on or prior to the Effective Time any member of the Parent Group was an insured as well as any documentation relating to the procurement of such policies.

Parent and the other members of the Parent Group shall notify and make claims for coverage under a Parent Policy of an UpstreamCo Liability but only if all of the following are applicable: (a) UpstreamCo requests that Parent or other member of the Parent Group notify and make such claims for coverage; (b) it is impractical for UpstreamCo and other members of the UpstreamCo Group themselves to notify and make such claims for coverage of an UpstreamCo Liability under the Parent Policies; and (c) Parent consents to make and notify such claims for coverage of a UpstreamCo Liability under the Parent Policies, such consent not to be unreasonably withheld. The non de minimis out-of-pocket costs of making such claims shall be borne by UpstreamCo. UpstreamCo and the other members of the UpstreamCo Group shall notify and make claims for coverage under an UpstreamCo Policy of a Parent Liability but only if all of the following are applicable: (a) Parent requests that UpstreamCo or other member of the UpstreamCo Group notify and make such claims for coverage; (b) it is impractical for Parent and other members of the Parent Group themselves to notify and make such claims for coverage of an Parent Liability under the UpstreamCo Policies; and (c) UpstreamCo consents to make and notify such claims for coverage of a Parent Liability under the UpstreamCo Policies, such consent not to be unreasonably withheld. The non de minimis out-of-pocket costs of making such claims shall be borne by Parent.

(p) To the extent that any member of the Parent Group incurs out of pocket expenses in cooperating with any member of the UpstreamCo Group as required in this Section 5.2, UpstreamCo shall reimburse Parent for such reasonable non de minimis out-of-pocket expenses provided that: (i) Parent shall have given UpstreamCo advance written notice of its intent to recover such out-of-pocket expenses from UpstreamCo and a reasonable estimate of the amount and nature of such expenses; and (ii) Parent shall reasonably cooperate with UpstreamCo in managing the out-of-pocket expenses in an efficient manner.

(q) To the extent that any member of the UpstreamCo Group incurs out of pocket expenses in cooperating with any member of the Parent Group as required in this Section 5.2, Parent shall reimburse UpstreamCo for such reasonable non de minimis out-of-pocket expenses provided that: (i) UpstreamCo shall have given Parent advance written notice of its intent to recover such out-of-pocket expenses from Parent and a reasonable estimate of the amount and nature of such expenses; and (ii) UpstreamCo shall reasonably cooperate with Parent in managing the out-of-pocket expenses in an efficient manner.

5.3 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus two (2%) percent.

5.4 Treatment of Payments for Tax Purposes. For all tax purposes, the Parties agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Parent to UpstreamCo or a distribution by UpstreamCo to Parent, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

5.5 Inducement. Each of UpstreamCo and Parent acknowledges and agrees that the other’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by its covenants and agreements in this Agreement and the Ancillary Agreements, including its assumption and/or retention of the UpstreamCo Liabilities or the Parent Liabilities, as applicable, pursuant to the Separation and the provisions of this Agreement and its covenants and agreements contained in Article IV.

5.6 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

5.7 Certain Businesses.

(a) Parent’s and UpstreamCo’s rolling businesses have operated as a unified part of Parent and management, assets, intellectual property and know-how, customers, suppliers, and systems are shared between such businesses. As a result, the provisions of this Section 5.7 are necessary to (i) allow each Party to operate its respective rolling businesses effectively and competitively and (ii) protect each Party, in light of the substantial investment of time and financial resources in such businesses and each Party’s knowledge of the other Party’s customers, markets, strategy, technology, intellectual property and know-how, suppliers and personnel, against potential damage from the wrongful use of such knowledge.

(b) The Parties hereby acknowledge the following:

(i) pursuant to this Agreement, Parent’s Warrick rolling mill (“Warrick”) and 25.1% interest in the Ma’aden Rolling Company (“MRC”) are UpstreamCo Assets and Parent’s Tennessee rolling mill (“Tennessee”) is a Parent Asset, in each case as a result of the Parties’ intent for Parent’s North American can body stock and certain other businesses to be allocated to UpstreamCo and Parent’s Automotive Sheet business and certain other businesses to be retained by Parent; and

(ii) Warrick currently produces the Warrick Current Product Lines, MRC currently produces the MRC Current Product Lines and Tennessee currently produces the Tennessee Current Product Lines.

(c) The Parties hereby agree that from and after the Effective Time until the fourth anniversary thereof:

(i) neither the UpstreamCo Group nor UpstreamCo’s Affiliates shall, directly or indirectly, produce, design, develop (including without limitation customer trials or qualifications), manufacture or sell (including without limitation negotiations with customers related to sales to be made after expiration of this Section 5.7) any Excluded UpstreamCo Product Lines; provided that the foregoing restriction in this Section 5.7(c)(i) does not apply to MRC;

(ii) neither the Parent Group nor the Parent’s Affiliates shall, directly or indirectly, produce, design, develop, manufacture or sell any Excluded Parent Product Lines, provided that:

(A) Parent’s Affiliate in Samara, Russia, may produce, design, develop (including without limitation customer trials or qualifications), manufacture and sell (including without limitation negotiations with customers related to sales to be made after expiration of this Section 5.7) Excluded Parent Product Lines (A) through (F) to end-use customers located in the Russian Federation, the Ukraine, Kazakhstan, Belorussia, Finland, or Poland;

(B) Parent’s Affiliate in Bohai (“Bohai”) of the People’s Republic of China (“PRC”) may produce, design, develop (including without limitation customer trials or qualifications), manufacture and sell (including without limitation negotiations with customers related to sales to be made after expiration of this Section 5.7) Excluded Parent Product Lines (A) through (F) to: (I) end-use customers in the PRC, (II) fulfill contractual supply commitments made by Bohai to its customers in all countries outside of the PRC in effect as of the date of this Agreement until such contractual supply commitments expire, terminate or are otherwise satisfied or voided, without further amendment or extension, and (III) end customers in Southeast Asian countries outside of the PRC, not under a current contractual commitment, until such time as UpstreamCo informs Parent in writing that MRC is ready to supply the Excluded Parent Product Lines (A) through (F), on a product-by-product basis, to the Southeast Asian customers under this subsection (III) and Bohai is able to transition such production to MRC;

(C) Parent’s Affiliate in Lancaster, Pennsylvania may produce, design, develop (including without limitation customer trials or qualifications), manufacture and sell (including without limitation negotiations with customers related to sales to be made after expiration of this Section 5.7) Excluded Parent Product Line (G) to the extent it produces, designs, develops, manufactures and sells such products as of the Effective Date; and

(D) Tennessee may produce, manufacture and supply to UpstreamCo any of the Excluded Parent Product Lines to the extent permitted under the Toll Processing and Services Agreement.

Notwithstanding anything in this Agreement to the contrary, but subject to the terms of Section 5.7(e), (A) Section 5.7(c)(ii) shall survive any acquisition or Change of Control of Parent and, for the avoidance of doubt, Parent’s Affiliates for purposes thereof shall include, without limitation, any Person (and its Affiliates) that directly or indirectly owns a majority of the capital stock or assets of Parent as a result of such Change of Control, and (B) Sections 5.7(c)(i) shall survive any acquisition or Change of Control of UpstreamCo and, for the avoidance of doubt, UpstreamCo’s Affiliates for purposes thereof shall include, without limitation, any Person (and its Affiliates) that directly or indirectly owns a majority of the capital stock or assets of UpStreamCo as a result of such Change of Control.

(d) For purposes of this Section 5.7, the definitions of Warrick Current Product Lines, MRC Current Product Lines, Excluded UpstreamCo Product Lines, Tennessee Current Product Lines, Excluded Parent Product Lines, Automotive Sheet, UpstreamCo Restricted Business and Parent Restricted Business are set forth on Schedule 5.7.

(e) Notwithstanding the foregoing, none of the following shall constitute a breach of Section 5.7(c) (except to the extent set forth in the provisos to this Section 5.7(e)):

(i) the purchase or ownership by the UpstreamCo Group or the Parent Group of a Person or business that derives less than 10% of its total annual revenues from an UpstreamCo Restricted Business or the Parent Restricted Business, respectively, in each case measured for the fiscal year ended immediately prior to the date of purchase or commencement of ownership;

(ii) the purchase or ownership by the UpstreamCo Group or the Parent Group of a Person or business that derives an amount greater than 10% of its total annual revenues from an Upstream Restricted Business or a Parent Restricted Business, respectively, in each case measured for the fiscal year ended immediately prior to the date of purchase or commencement of ownership, provided that such Group shall divest, to an unaffiliated third party, the UpstreamCo Restricted Business or the Parent Restricted Business, as applicable, operated by such acquired Person or business or otherwise reduce the UpstreamCo Restricted Business or Parent Restricted Business, as applicable, operated by such acquired Person or business in size to constitute less than the greater of 10% of its total annual revenues, measured for the fiscal year ended immediately prior to the date of such purchase, by the date that is one year following the date of such purchase; provided, that such one-year period shall be extended to the date on which all approvals from any Governmental Authority required to complete the divestiture are received (but no later than the 18-month anniversary following the acquisition of such Person or business) if such approvals are not received by the first anniversary following the acquisition;

(iii) the direct or indirect ownership by the UpstreamCo Group or the Parent Group of publicly traded interests in or securities of any Person engaged in an UpstreamCo Restricted Business or Parent Restricted Business, respectively, to the extent that such investment does not, directly or indirectly, confer on such Group more than 10% of the voting power of such Person, or the investment in any fund in which the UpstreamCo Group or the Parent Group has no discretion with respect to the investment strategy of such fund; and

(iv) the design, development, manufacture or sale of products or applications that do not comprise the UpstreamCo Restricted Business or Parent Restricted Business but that incorporate such restricted products or applications as components.

(f) If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 5.7 invalid or unenforceable, the Parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to and shall reform this Section 5.7 to reduce the time, geographic area and/or scope of activity, to delete specific words or phrases, and/or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(g) Each Party acknowledges and agrees that the agreements and covenants set forth in this Section 5.7 are (i) necessary to protect the legitimate business interests of the other Party, (ii) reasonable as to time, geographic area and scope of activity and do not impose a greater restraint on the activities of such Party than is reasonable necessary to protect such legitimate interests the other Party, and (iii) reasonable in light of the consideration and other value provided, directly or indirectly, to such Party by the other Party pursuant to this Agreement and the Separation. Each Party hereby waives any and all rights to contest the validity of the agreements and covenants set forth in this Section 5.7 on the ground of the reasonableness of the length of their term or the breadth of their geographic area or scope of activity.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information and Cooperation.

(a) Subject to Section 6.9 and any other applicable confidentiality obligations, each of Parent and UpstreamCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other

Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after request therefor, any information and documents or other materials (or a copy thereof) in the possession or under the control of such Party or its Group that the requesting Party or its Group requests to the extent that (i) such information relates to the UpstreamCo Business, or any UpstreamCo Asset or UpstreamCo Liability, if UpstreamCo is the requesting Party, or to the Parent Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party; (ii) such information is reasonably requested in connection with the requesting Party’s compliance with its obligations under this Agreement or any Ancillary Agreement, or under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking to which it or any member of its Group is a party or by which any of their respective properties or assets are bound; or (iii) such information is reasonably requested in connection with the requesting Party’s compliance with any obligation imposed by any Governmental Authority or under any applicable Law or securities exchange rule; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be commercially detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b) Without limiting the generality of the foregoing, following the Effective Time, each Party shall use its commercially reasonable efforts to cooperate with the other Party in its information requests and other reasonable requests to enable (i) the other Party to meet its applicable financial reporting and related obligations under applicable Laws and securities exchange rules and timetable for dissemination of its earnings releases, financial statements, and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws; (iii) the other Party to meet its other applicable obligations imposed by any Governmental Authority or under any applicable Law or securities exchange rule; and (iv) the other Party to meet its applicable obligations under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking to which it or any member of its Group is a party or by which any of their respective properties or assets are bound.

6.2 Ownership of Information. The provision of any information pursuant to Section 6.1 or 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3 Compensation for Providing Information. A Party requesting information shall reimburse the other Party for any non-de minimis, reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4 Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, each Party agrees to use reasonable best efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in its possession or control at the Effective Time in accordance with the policies of Parent as in effect at the Effective Time or such other policies as may be adopted by Parent after the Effective Time (provided that Parent notifies UpstreamCo in writing of any such change); provided, however, that in the case of any information relating to Taxes, employee benefits or Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding the foregoing, Section [    ] of the Tax Matters Agreement shall govern the retention of Tax Records (as defined in the Tax Matters Agreement) and Section [    ] of the Employee Matters Agreement shall govern the retention of employment and benefits related records.

6.5 Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b) Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or destroy it, at the providing Party’s election; and (ii) deliver to the providing Party a written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7 Production of Witnesses; Records; Cooperation.

(a) After the Effective Time, except in the case of an adversarial Action or Dispute between Parent and UpstreamCo, or any members of their respective Groups, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without unreasonable burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party elects to defend any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without unreasonable burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense or any related settlement or compromise, and shall otherwise cooperate in such defense or any related settlement or compromise.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 6.7 and subject to the terms of the Intellectual Property Agreements, each Party agrees to cooperate, and to cause the members of its Group to cooperate, with the other Party and the members of its Group in the defense of any infringement or similar claim with respect to any Intellectual Property, and each Party agrees not to, and not to permit any member of its respective Group to, claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Parties in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the UpstreamCo Group, and that each of the members of the Parent Group and the UpstreamCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services shall be rendered solely for the benefit of the Parent Group or the UpstreamCo Group, as the case may be.

(b) The Parties agree as follows:

(i) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business and not to the UpstreamCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the UpstreamCo Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the UpstreamCo Group.

(ii) UpstreamCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the UpstreamCo Business and not to the Parent Business, whether or not the Privileged Information is in the possession or under the control of any member of the UpstreamCo Group or any member of the Parent Group. UpstreamCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any UpstreamCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the UpstreamCo Group or any member of the Parent Group.

(iii) If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Parent Business, solely to the UpstreamCo Business, or to both the Parent Business and the UpstreamCo Business.

(c) Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d) If any dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of its Group, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. In addition, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(e) In the event of any adversarial Action between Parent and UpstreamCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees has received any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise to prevent the production or disclosure of such Privileged Information.

(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Parent and UpstreamCo set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that (i) their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise, and (ii) in the event of any exchange by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this Article VI, the Party receiving such Privileged Information shall promptly return such Privileged Information to and at the request of the Party that has the right to assert the privilege or immunity.

(h) In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements to implement and/or supersede the provisions of Section 6.7 or this Section 6.8 where necessary or useful for this purpose.

6.9 Confidentiality.

(a) Confidentiality. Subject to Section 6.10 and, and without prejudice to any longer period that may be provided for in any of the Ancillary Agreements, from and after the Effective Time until the five-year anniversary of the Effective Time, each of Parent and UpstreamCo, on behalf of itself and each member of its Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such other Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of such other Party or any member of such other Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of its Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party shall promptly, at the request of the other Party, either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and the members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or legally-protected personal information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally-protected personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.10 Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

DISPUTE RESOLUTION

7.1 Good-Faith Negotiation. Subject to Section 7.4 and except as otherwise provided in any Ancillary Agreement, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are UpstreamCo Assets, any Liabilities are UpstreamCo Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of vice president and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of such notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 7.1, the Dispute shall be submitted to mediation in accordance with Section 7.2.

7.2 Mediation. Any Dispute not resolved pursuant to Section 7.1 shall, at the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure, except as modified herein. The mediation shall be held in (i) New York, New York, if the Parties each maintain corporate headquarters in such city at the time a Mediation Request is submitted, (ii) Pittsburgh, Pennsylvania, if one or both of the Parties does not maintain corporate headquarters in New York, New York at the time a Mediation Request is submitted, or (iii) such other place as the Parties may mutually agree in writing. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a party of a Mediation Request, then a Party may request (on written notice to the other Party), that CPR appoint a mediator in accordance with the CPR Mediation Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable written notice of the intended disclosure and afford the other Party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then the Dispute shall be submitted to binding arbitration in accordance with Section 7.3.

7.3 Arbitration.

(a) In the event that a Dispute has not been resolved within sixty (60) days of the appointment of a mediator in accordance with Section 7.2, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the CPR arbitration procedure. The arbitration shall be held in the same location as the mediation pursuant to Section 7.2. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 shall be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10 million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $10 million or more.

(b) The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party shall name an arbitrator; and (ii) the two (2) Party-appointed arbitrators shall thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who shall act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the CPR arbitration procedure. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator shall be appointed pursuant to the CPR arbitration procedure. If the arbitration shall be before a sole independent arbitrator, then the sole independent arbitrator shall be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such fifteen (15)-day period, then upon written application by either Party, the sole independent arbitrator shall be appointed pursuant to the CPR arbitration procedure.

(c) The arbitrator(s) shall have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) shall not award any relief not specifically requested by the Parties and, in any event, shall not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the parties shall seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of mediation or arbitration pursuant to this Article VII shall toll the applicable statute of limitations for the duration of any such proceedings.

7.4 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Sections 7.1, 7.2 and 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Sections 7.2 and 7.3 if (i) such Party has submitted a Mediation Request or Arbitration Request, as applicable, and the other Party has failed, within the applicable periods set forth in Section 7.3, to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing or (ii) such Party has failed to comply with Section 7.3 in good faith with respect to commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the CPR arbitration procedure.

7.5 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by hereby and thereby during the course of dispute resolution pursuant to the provisions of this Article VII unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the UpstreamCo Assets and the Parent Assets and the assignment and assumption of the UpstreamCo Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, Parent and UpstreamCo in their respective capacities as direct and indirect shareholders of the members of their Groups, shall each ratify any actions that are reasonably necessary or desirable to be taken by Parent, UpstreamCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Parent and UpstreamCo, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of UpstreamCo or any other member of the UpstreamCo Group, on the one hand, or of Parent or any other member of the Parent Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) of the preceding sentence, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

8.2 Continued Use of Alcoa Name. Except as otherwise provided in the Intellectual Property Agreements or the Transition Services Agreement, Parent undertakes to (and to cause the members of the Parent Group to) discontinue the use of the name “Alcoa” and the related trademark symbol as soon as reasonably practicable after the Effective Time, but in any case not longer than the period set forth in the Intellectual Property Agreements or the Transition Services Agreement (the “Transition Period”). Notwithstanding the foregoing, effective as of the Effective Time, UpstreamCo, on behalf of itself and its Affiliates, hereby grants to the members of the Parent Group a non-exclusive, sublicenseable, worldwide and royalty-free license to use and have used the name “Alcoa” and the related trademark symbol for the sale of inventory containing the such name or trademark applied to such products created: (a) prior to the Effective Time and (b) during the Transition Period; provided, that Parent shall (and shall cause the members of the Parent Group and its sublicensees to) use such name or trademark at a level of quality equivalent to that in effect as of the Effective Time. In addition, the UpstreamCo to Parent Trademark License Agreement grants to the Parent Group the exclusive right to use the name “Alcoa” and related trademarks with respect to product types sold by the Parent Group in connection with the Parent Business in order to protect against their use in competition with the Parent Group by UpstreamCo, Third Parties or acquirers of UpstreamCo; the Parent Group will not, however, use such name or trademarks except in connection with those products licensed to the Parent Group in the UpstreamCo to Parent Trademark License Agreement.

8.3 Domain Name Use. Upon the request of a Party that used a domain name in connection with its business prior to the date of this Agreement, the Party now owning the domain name will re-direct traffic for that domain name to a domain name identified by the requesting Party for a period ending one year after the date of the Agreement.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Parent, in its sole and absolute discretion, without the approval or consent of any other Person, including UpstreamCo. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2 Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto or the parties thereto, respectively, and delivered to the other Party hereto or parties thereto, respectively.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) Parent represents on behalf of itself and each other member of the Parent Group, and UpstreamCo represents on behalf of itself and each other member of the UpstreamCo Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2 Governing Law.

(a) This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

(b) Subject to the provisions of Article VII, each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement for recognition or enforcement of any judgment relating hereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

10.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a Change of Control, provided that nothing in this Section 10.3 shall limit the terms of Section 5.7(b).

10.4 Third-Party Beneficiaries. Except for any Parent Indemnitee or UpstreamCo Indemnitee (in their respective capacities as such) expressly entitled to indemnification rights under this Agreement or any Ancillary Agreement, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties hereto and parties thereto, respectively, and are not intended to confer upon any other Person any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service or by registered or certified mail postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Parent, to:

Alcoa Inc.

390 Park Avenue

New York, New York 10022

Attention: Chief Legal Officer

Facsimile: [            ]

and

Alcoa Inc.

390 Park Avenue

New York, New York 10022

Attention: Chief Financial Officer

Facsimile: [            ]

If to UpstreamCo, to:

Alcoa Upstream Corporation

390 Park Avenue

New York, New York 10022

Attn: Chief Legal Officer

Facsimile: [            ]

and

Alcoa Upstream Corporation

390 Park Avenue

New York, New York 10022

Attn: Chief Financial Officer

Facsimile: [            ]

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated under Article IX. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8 No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9 Publicity. Prior to the Effective Time, each of UpstreamCo and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

10.10 Expenses. Except as otherwise expressly set forth in this Agreement (including Section 2.14(b)) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses incurred (a) on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Registration Statement, the Separation and the Distribution and the consummation of the transactions contemplated hereby and thereby shall be charged to and paid by Parent and (b) after the Effective Time shall be borne by the Party or its applicable Subsidiary incurring such costs or expenses; provided, that the costs and expenses set forth on Schedule 10.10 shall be allocated between the Parties as set forth therein.

10.11 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.12 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.13 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement must be in writing and shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14 Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party hereto or parties thereto, respectively, who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of their respective rights under this Agreement or such Ancillary Agreement, as applicable, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.15 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.16 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in Pittsburgh, Pennsylvania or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (k) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [            ], 2016.

10.17 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither UpstreamCo or any member of the UpstreamCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

10.18 Performance. Parent shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. UpstreamCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the UpstreamCo Group. Each Party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.19 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

ALCOA INC.

By:
Name:
Title:

ALCOA UPSTREAM CORPORATION

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]